EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ACTIVIDENTITY CORPORATION,

TERRAPIN HOLDING CORPORATION,

TERRAPIN ACQUISITION CORPORATION,

CORESTREET, LTD., AND

 JOHN F. BURTON, AS STOCKHOLDER REPRESENTATIVE

Dated as of December 13, 2009

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ii

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INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Stockholder Written Consent
Exhibit B	Form of Parent 2011 Warrants
Exhibit C	Form of Parent 2012 Warrants
Exhibit D	Form of Certificate of Merger
Exhibit E	Form of Charter Amendment
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Escrow Agreement

Schedules

Schedule 1.1	Key Employees
Schedule 5.2(i)	Standard Forms of End User License Agreement
Schedule 6.12	Spreadsheet
Schedule 7.2(f)(i)	Agreements Requiring Consents, Waivers and Approvals
Schedule 7.2(f)(ii)	Agreements to be Terminated
Schedule 7.2(i)	Continuing Employees

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 13, 2009 by and among ActivIdentity Corporation, a Delaware corporation (“Parent”), Terrapin Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Intermediate Sub”), Terrapin Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Intermediate Sub (“Merger Sub”), CoreStreet, Ltd., a Delaware corporation (the “Company”) and John F. Burton, as stockholder representative (the “Stockholder Representative”).  All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS

A.            The boards of directors of each of Parent, Intermediate Sub, Merger Sub and the Company have determined it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B.            Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all issued and outstanding Company Capital Stock will be converted into the right to receive the Merger Consideration set forth herein or cancelled, (ii) all issued and outstanding Company Options will be cancelled and (iii) all issued and outstanding Company Warrants will be cancelled.

C.            Immediately after the execution and delivery of this Agreement by the parties hereto, the Company will solicit the written consent of its stockholders to adopt and approve this Agreement, the Merger and the transactions contemplated hereby (including the approval of the Charter Amendment), in each case as required under applicable Law, the Company’s certificate of incorporation and bylaws, and any applicable agreements between the Company, on the one hand, and any holders of its capital stock, on the other hand (the “Required Stockholder Approval”), in the form attached hereto as Exhibit A (each, a “Stockholder Written Consent” and collectively, the “Stockholder Written Consents”).

D.            The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Defined Terms.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a)           “2011 Warrant Ratio” shall mean a fraction, (i) the numerator of which is equal to the Aggregate 2011 Warrant Consideration, and (ii) the denominator of which is equal to the Aggregate Merger Consideration.

(b)           “2011 Warrant Value” shall mean an amount equal to $0.34308.

(c)           “2012 Warrant Ratio” shall mean a fraction, (i) the numerator of which is equal to the Aggregate 2012 Warrant Consideration, and (ii) the denominator of which is equal to the Aggregate Merger Consideration.

(d)           “2012 Warrant Value” shall mean an amount equal to $0.271414.

(e)           “Accredited Investor” shall mean an “accredited investor,” as such term is defined in Rule 501(a) under the Securities Act.

(f)            “Affiliate” shall mean with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(g)           “Aggregate 2011 Warrant Consideration” shall mean Three Hundred Forty Three Thousand Eighty Dollars ($343,080.00), which amount represents the product obtained by multiplying (i) 1,000,000 Parent 2011 Warrants by (ii) the 2011 Warrant Value.

(h)           “Aggregate 2012 Warrant Consideration” shall mean Two Hundred Seventy One Thousand Four Hundred Fourteen Dollars ($271,414.00), which amount represents the product obtained by multiplying (i) 1,000,000 Parent 2012 Warrants by (ii) the 2012 Warrant Value.

(i)            “Aggregate Cash Consideration” shall mean an amount equal to (i) Fourteen Million Dollars ($14,000,000) minus (ii) the sum of the Indebtedness Payoff Amount, Change of Control Payments, Third Party Expenses (to the extent not paid prior to the Closing and not reflected as a use of cash in the Statement of Expenses pursuant to Section 6.11), Severance Costs and Management Incentive Cash Amount plus (iii) the Excess Working Capital Amount.

(j)            “Aggregate Merger Consideration” shall mean an amount equal to the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Stock Consideration, (iii) the Aggregate 2011 Warrant Consideration, and (iv) the Aggregate 2012 Warrant Consideration.

(k)           “Aggregate Stock Consideration” shall mean Four Million Eight Hundred Thousand Dollars ($4,800,000.00), which represents the product obtained by multiplying (i) the lesser of (A) 2,250,000 shares or (B) the quotient obtained by dividing $5,000,000 by the Closing Price Per Share by (ii) the Closing Price Per Share, then, in case of clause (A) deducting a number of shares equal to $200,000 divided by the Closing Price Per Share, or in the case of clause (B) subtracting $200,000 from $5,000,000.

(l)            “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery Laws.

(m)          “Assa Abloy Loan” shall mean the Indebtedness under that certain Loan and Security Agreement dated as of December 12, 2005 by and between ASSA ABLOY Identification Technology Group, AB (together with its successors and assigns) and the Company, as such agreement may have been amended, modified, restated or supplemented from time to time.

(n)           “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(o)           “Cash Ratio” shall mean a fraction, (i) the numerator of which is equal to the Aggregate Cash Consideration, and (ii) the denominator of which is equal to the Aggregate Merger Consideration.

(p)           “Change of Control Payments” shall mean all fees, commissions, obligations, bonuses or other payments of any kind under any Contract or Company Employee Plan of the Company in existence on the date hereof and disclosed in the Disclosure Schedule paid or payable by or on behalf of the Company to any of its employees, consultants, contractors, directors, officers, stockholders or any other Person arising out of or in connection with the Merger (including any such payments payable to such Person on account of additional Taxes and any payroll or employment Taxes on account of such payments); provided, that Change of Control Payments shall not include any such payments pursuant to Section 2.7, Section 2.8 or Section 8.6.  For the avoidance of doubt, Change of Control Payments shall not include any payments triggered as a result of (i) any change or proposed change to the remuneration, benefits, terms and conditions of employment, or the working conditions of any Company Employee after the Effective Time and (ii) the termination of employment of any Company Employee on or after the Effective Time.

(q)           “Claim” shall mean any suit, action, claim, arbitration, proceeding or investigation by any Governmental Entity or any other Person.

(r)            “Closing Price Per Share” shall mean $2.2560, which amount represents the average of the closing sales prices for Parent Common Stock, rounded to the nearest one-hundredth of a cent, on Nasdaq for the five (5) most recent consecutive trading days ending (and including) one (1) trading day immediately prior to the Closing Date.

(s)           “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980 of the Code and Section 601 et. seq. of ERISA, and any other similar and applicable statute.

(t)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(u)           “Company Capital Stock” shall mean the Company Common Stock, the Company Series A Preferred Stock, the Company Series B Preferred Stock and any other shares of capital stock of the Company.

(v)           “Company Common Stock” shall mean shares of Common Stock, par value $0.01 per share, of the Company, including Company Restricted Stock.

(w)          “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, a payroll practice, bonus pay, commission pay, incentive pay, severance pay or benefits, termination pay or benefits, change of control pay or benefits, deferred compensation, performance awards, stock or stock-related awards, phantom stock or similar awards, vacation, sick pay, paid-time off, profit sharing, retirement benefits, welfare benefits, material fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans.

(x)            “Company Intellectual Property” shall mean any Intellectual Property that is, or is purported to be, owned by, or exclusively licensed to, the Company.

(y)           “Company Material Adverse Effect” shall mean any change, fact, circumstance, condition, event or effect that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets (whether tangible or intangible), liabilities, condition (financial or otherwise) results of operations, or capitalization of the Company.

(z)            “Company Option” shall mean any issued and outstanding option to purchase or otherwise acquire shares of Company Capital Stock under the Plan.

(aa)         “Company Preferred Stock” shall mean the Company Series A Preferred Stock and the Company Series B Preferred Stock.

(bb)         “Company Products or Services” shall mean all products or service offerings of the Company that have been or are being manufactured, marketed, sold, or distributed, and all “Physical Access” products or service offerings of the Company that are under development by the Company.

(cc)         “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

(dd)         “Company Restricted Stock” shall mean any issued and outstanding share of restricted Company Common Stock under the Company’s Plan.

(ee)         “Company Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.

(ff)           “Company Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock, par value $0.01 per share, of the Company.

(gg)         “Company Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.

(hh)         “Company Securityholder” shall mean any Company Stockholder and any holder of Company Options or Company Warrants immediately prior to the Effective Time.

(ii)           “Company Warrant” shall mean any issued and outstanding warrant to purchase or otherwise acquire shares of Company Capital Stock.

(jj)           “Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, whether written or oral, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

(kk)         “DOL” shall mean the United States Department of Labor.

(ll)           “Distribution Price Per Share” shall mean the average of the closing sales prices for Parent Common Stock, rounded to the nearest one-hundredth of a cent, on Nasdaq for the five (5) most recent consecutive trading days ending (and including) one (1) trading day immediately prior to the date any Parent Common Stock is released from the Escrow Fund to an Indemnified Party or to the Company Stockholders, as applicable.

(mm)       “Employee” shall mean any current or former employee, consultant, independent contractor, or director of the Company or any ERISA Affiliate with respect to whom the Company has any current liability.

(nn)         “Employee Agreement” shall mean each management, employment, bonus, severance, separation, change of control, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement or Contract (including, any offer letter or any Contract providing for acceleration of Company Options, Company Restricted Stock or similar equity awards, or any other Contract providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee.

(oo)         “Environmental Laws” shall mean any and all Laws which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European Union Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”), European Union Directive 2002/95/EC on the restriction on the use of hazardous substances (“RoHS Directive”), and China’s Administration Measures on the Control of Pollution Caused by Electronic Information Products (“China RoHS”).

(pp)         “Environmental Permit” shall mean any approval, permit, registration, certification, license, clearance or consent required to be obtained from any Person or any Governmental Entity with respect to a Hazardous Material or Hazardous Material Activity.

(qq)         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(rr)           “ERISA Affiliate” shall mean any Person under common control with the Company, or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code, and the regulations issued hereunder.

(ss)         “Escrow Agent” shall mean US Bank, National Association, a national banking association.

(tt)           “Escrow Agreement” shall mean the agreement with the Escrow Agent substantially in the form attached hereto as Exhibit G.

(uu)         “Escrow Deposit” shall mean 1,551,418 shares of Parent Common Stock, which amount represents the quotient obtained by dividing (i) Three Million Five Hundred Thousand Dollars ($3,500,000.00), by (ii) the Closing Price Per Share; provided, however, that with respect to shares of Company Series B Preferred Stock that are held by a Company Stockholder who has represented, warranted and certified in his, her or its Letter of Transmittal that he, she or it is not an Accredited Investor, the Escrow Deposit shall consist of an amount of cash equal to the Closing Price Per Share for each share of Parent Common Stock that would otherwise be required to be included in the Escrow Deposit in respect of such shares of Company Series B Preferred Stock.

(vv)         “Excess Working Capital Amount” shall mean 50% of (i) the cash and cash equivalents of the Company as of immediately prior to the Effective Time, minus (ii) the sum of accounts payable, accrued expenses (including accrued management bonus), accrued commissions and accrued payroll of the Company as of immediately prior to the Effective Time, in each case, calculated in accordance with GAAP applied on a consistent basis with the Financials.

(ww)       “Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

(xx)          “Export and Import Control Laws” shall mean any U.S. or applicable non-U.S. law, regulation, or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States or another country; (ii) any release of technology or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. §1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

(yy)         “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(zz)          “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(aaa)       “Government Contract” shall mean any Contract entered into by the Company or any of its officers, directors or employees by or on behalf of the Company, with (i) the United States government or (ii) any subcontract which by its terms relates to a Contract to which the United States government is a party.

(bbb)      “Governmental Entity” shall mean any U.S. or non-U.S. federal, state, local or other governmental, administrative or regulatory (including self-regulatory) authority, body, agency, court, tribunal or similar entity, including any work council or similar labor entity.

(ccc)       “Hazardous Material” shall mean any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, biohazardous, a medical waste, or otherwise a danger to health, safety, reproduction or the environment.

(ddd)      “Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so called electronic waste fees) and compliance with any product take back or product content requirements.

(eee)       “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(fff)         “Indebtedness” shall mean (a) all indebtedness of the Company for borrowed money, (b) all amounts owed by and obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, (c) all amounts owed by and all obligations of the Company as lessee or lessees under leases that have been recorded as capital leases, in accordance with GAAP, (d) all liabilities and obligations, contingent or otherwise, under acceptances, letters of credit or similar facilities (other than the letter of credit under the Company’s Cambridge lease) set forth in the Disclosure Schedule, (e) all obligations under conditional or installment sale or other title retention Contracts relating to purchased property, and (f) all guarantees of any of the foregoing of another Person.

(ggg)      “Indebtedness Payoff Amount” shall mean an amount equal to the total amount necessary to pay in full all outstanding Indebtedness (including the Assa Abloy Loan) on the Closing Date,

including all outstanding principal thereunder, accrued and unpaid interest thereon, and any fees, premiums or penalties payable in connection therewith.

(hhh)      “Intellectual Property” shall mean any or all of the following common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), improvements, trade secrets, proprietary or non-public confidential information, know how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); (vii) all rights in computer software, including all source code, object code, firmware, development tools, files, records and data; (viii) all rights in databases and data collections; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing in any and all jurisdiction throughout the world.

(iii)          “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been established, adopted, maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company will or may have any liability with respect to Employees who perform services outside the United States.

(jjj)          “IRS” shall mean the United States Internal Revenue Service.

(kkk)       “Key Employees” shall mean the employees of the Company listed in Schedule 1.1 and identified therein as “Key Employees.”

(lll)          “Key Management Personnel” shall mean the senior management official (Chief Executive Officer or President), the prospective Facility Security Officer, all executive committee members, and all board members including the Chairperson.

(mmm)    “Knowledge” shall mean, with respect to the Company, the actual knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Security Officer or Consulting General Counsel of the Company.

(nnn)      “Law” shall mean any statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, guidance, directives, judgments, injunctions, writs, awards and decrees of, issued by, adopted, promulgated, or put into effect by any Governmental Entity.

(ooo)      “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest, restriction or other encumbrance of any sort.

(ppp)      “Management Incentive Cash Amount” shall mean $280,000, which amount represents the Company’s cash payment obligations under the Company’s Management Incentive Plan, plus any payroll or employment Taxes on account of such payment obligations.

(qqq)      “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(rrr)         “Nasdaq” shall mean the Nasdaq Global Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.

(sss)       “Net Working Capital” shall mean, as of any time, (i) the sum of cash and cash equivalents and accounts receivable (less the allowance for doubtful accounts) of the Company at such time, minus (ii) the sum of accounts payable, accrued expenses (including accrued management bonus), accrued commissions and accrued payroll of the Company at such time, in each case, calculated in accordance with GAAP applied on a consistent basis with the Financials.  For the avoidance of doubt, the Indebtedness Payoff Amount, Change of Control Payments, Third Party Expenses, Severance Costs and Management Incentive Cash Amount shall be excluded from any calculation of Net Working Capital.

(ttt)         “Parent 2011 Warrants” shall mean warrants to purchase Parent Common Stock having a per share exercise price of $4.25, which warrants are exercisable from the Closing Date through December 31, 2011, in the form attached hereto as Exhibit B.

(uuu)      “Parent 2012 Warrants” shall mean warrants to purchase Parent Common Stock having a per share exercise price of $5.00, which warrants are exercisable from the Closing Date through December 31, 2012, in the form attached hereto as Exhibit C.

(vvv)      “Parent Common Stock” shall mean shares of common stock of Parent, par value $0.001 per share.

(www)    “Payoff Letter” shall mean the payoff letter with respect to the Assa Abloy Loan in the form agreed by ASSA ABLOY, AB, Parent and the Company.

(xxx)        “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA or any International Employee Plan that is not account-based with individual participant accounts and that is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company could draw upon at a specific age, retirement or following separation from service.

(yyy)      “Permits” shall mean all notifications, licenses, permits (including construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

(zzz)        “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(aaaa)     “Plan” shall mean the Company’s 2002 Stock Option/Stock Issuance Plan and 2006 Stock Incentive Plan.

(bbbb)    “Product Liability” shall mean any liability arising in whole or in part out of a breach of any express or implied product warranty, strict liability in tort, negligent manufacture of product,  product recall, or any other allegation of liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), distribution or sale of Company products (whether for evaluation purposes, commercial use or otherwise).

(cccc)     “Pro Rata Portion” shall mean, with respect to each Company Stockholder, an amount equal to the quotient obtained by dividing (x) the portion of the aggregate Merger Consideration and other amounts payable pursuant to Section 2.7 to such Company Stockholder in respect of the shares of Company Capital Stock owned by such Company Stockholder as of immediately prior to the Effective Time, by (y) the aggregate Merger Consideration payable pursuant to Section 2.7 to all Company Stockholders in respect of the shares of Company Capital Stock owned by all Company Stockholders as of immediately prior to the Effective Time (assuming no Dissenting Shares); provided, however, that for purposes of this definition, each share of Parent Common Stock shall be deemed to have a value equal to the Closing Price Per Share, each Parent 2011 Warrant shall be deemed to have a value equal to the 2011 Warrant Value, and each Parent 2012 Warrant shall be deemed to have a value equal to the 2012 Warrant Value.

(dddd)    “Reciprocal Confidentiality Agreement” shall mean the confidentiality agreement dated September 17, 2009, between the Company and Parent.

(eeee)     “Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) copyrights registrations and applications to register copyrights; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi public legal authority at any time.

(ffff)        “Related Agreements” shall mean (i) the Charter Amendment (ii) Parent 2011 Warrants, (iii) Parent 2012 Warrants, and (iv) the Escrow Agreement.

(gggg)    “Series B Preferred Preference” shall mean that amount obtained by multiplying (x) the aggregate number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, by (y) the Series B Preferred Preference Per Share, rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

(hhhh)    “Series B Preferred Preference Per Share” shall mean an amount per share of Company Series B Preferred Stock equal to $3.28051942, plus the per share amount of any accrued and unpaid dividends payable in respect thereof as of the Closing Date under the terms of the Certificate of Incorporation; provided, however, that for purposes of the definition of Series B Preferred Preference, if the Aggregate Merger Consideration is less than the Series B Preferred Preference, Series B Preferred Preference Per Share shall mean an amount per share of Company Series B Preferred Stock equal to the quotient obtained by dividing the Aggregate Merger Consideration by the aggregate number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

(iiii)         “Severance Costs” shall mean all payments that are required to be made by the Company under any Employee Agreements upon termination of employment plus any payroll or employment Taxes on account of such payments.

(jjjj)         “Shrink-Wrap Code” shall mean generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than $5,000 for perpetual license for a single user or work station (or $25,000 in the aggregate for all users and work stations); provided, that the term “Shrink-Wrap Code” shall not include any Open Source Materials.

(kkkk)     “Stock Ratio” shall mean a fraction, (i) the numerator of which is equal to the Aggregate Stock Consideration, and (ii) the denominator of which is equal to the Aggregate Merger Consideration.

(llll)         “Subsidiary” shall mean any Person, whether or not existing on the date hereof, in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.

(mmmm) “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

1.2           Additional Defined Terms.  The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective term below.

Capitalized Term	Section
401(k) Plan	6.10
Action of Divestiture	6.6
Agreement	Preamble
Applicable Expiration Date	8.1(a)
Balance Sheet Date	3.7
Certificate of Incorporation	3.1(a)
Certificate of Merger	2.3
Charter Amendment	2.5(a)
Charter Documents	3.1(a)
China RoHS	1.1(oo)
Claim Certificate	8.4(a)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Authorizations	3.19
Company Indemnitees	6.16(a)
Company Participants	6.9
Company Privacy Policy	3.15(m)(i)
Company Source Code	3.15(l)
Company Stock Certificates	2.9(b)(iv)
Conflict	3.5
Consent Fees	6.7(a)
Continuing Employees	6.9
Copyrights	1.1(hhh)
Current Balance Sheet	3.7
D&O Tail Policy	6.16(c)
Deductible	8.3(b)
Defense Notice	8.5
Delaware Law	2.1
Disclosure Schedule	Article III
Dissenting Share Payments	2.8(c)
Dissenting Shares	2.8(a)
Domain Names	1.1(hhh)
Effective Time	2.3
Escrow Fund	8.6(a)
Escrow Period	8.6(b)
Excess Expenses and Fees	6.11
Exchange Act	4.8(a)

Capitalized Term	Section
Exchange Documents	2.9(b)(iv)
Expiration Date	8.1(a)
FCL	3.29(g)
Financials	3.7
FIRPTA Compliance Certificate	6.14
Indemnified Parties	8.2(a)
Indemnified Party	8.2(a)
Information Statement	6.1(a)
In-Licenses	3.15(e)(i)
Intellectual Property Contracts	3.15(e)(i)
Interim Escrow Disbursement Date	8.6(b)
Interim Financials	3.7
Lease Agreements	3.14(b)
Leased Real Property	3.14(a)
Letter of Transmittal	2.9(b)(iii)
Loss	8.2(a)
Losses	8.2(a)
Material Contract	3.17(a)
Material Contracts	3.17(a)
Maximum Premium	6.16(c)
Medicare Part D	3.23(i)
Merger	Recitals
Merger Consideration	2.7(d)
Merger Sub	Preamble
Merger Sub	Preamble
Objection Notice	8.4(b)
Open Source Material	3.15(k)
Out-Licenses	3.15(e)(i)
Parent	Preamble
Parent Plans	6.9
Patents	1.1(hhh)
PCL	3.29(g)
Personal Data	3.15(m)(i)
Representatives	5.3(a)
Required Stockholder Approval	Recitals
Returns	3.12(b)(i)
RoHS Directive	1.1(oo)
SEC	4.8(a)
SEC Reports	4.8(a)
Securities Act	4.8(a)
Specified Representations	8.1(a)
Spreadsheet	6.12
Statement of Expenses	6.11
Stockholder Representative	Preamble
Stockholder Representative Expenses	8.7(b)
Stockholder Written Consent	Recitals
Stockholder Written Consents	Preamble
Surviving Corporation	2.1
Tax	3.12(a)
Taxes	3.12(a)

Capitalized Term	Section
Terminated Agreements	6.7(b)
Termination Fees	6.7(b)
Third Party Claim	8.5
Third Party Expenses	6.11
Trademarks	1.1(hhh)
Unresolved Claims	8.6(b)
URLs	1.1(hhh)
User Data	3.15(m)(i)
WEEE Directive	1.1(oo)
Year-End Financials	3.7

1.3       Interpretations.

(a)           When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.

(b)           When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(c)           The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d)           The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)           Unless otherwise specifically provided or the context otherwise requires, words of any gender include each other gender.

(f)            All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(g)           Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.

(h)           The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1           The Merger.  At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of General Corporation Law of the State of Delaware (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent.  The Company, as the surviving corporation after the Merger, is sometimes referred to hereinafter as the “Surviving Corporation.”

2.2           The Closing.  Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) shall take place, unless another time, date or place is mutually agreed upon in writing by Parent and the Company, at 10:00 a.m. Eastern time on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto and following satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, or remotely via the exchange of documents and signatures.  The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

2.3           The Effective Time.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by the filing of Certificate of Merger, in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”), with the Secretary of State of the State of Delaware (the time of such filing with the Secretary of State of the State of Delaware being referred to herein as the “Effective Time”).

2.4           General Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5           Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)           Charter Amendment.  On December 11, 2009 the Company filed with the Secretary of State of the State of Delaware an amendment to the Company’s certificate of incorporation in the form attached hereto as Exhibit E (the “Charter Amendment”).

(b)           Certificate of Incorporation.  Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is CoreStreet, Ltd.”

(c)           Bylaws.  Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6           Directors and Officers of the Surviving Corporation.

(a)           Directors.  Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b)           Officers.  Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving

Corporation from and after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.7           Effect of Merger on the Capital Stock of the Constituent Corporations.

(a)           Merger Sub Common Stock.  Each share of Common Stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and non-assessable share of Common Stock of the Company as the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation.  Each stock certificate of Merger Sub shall thereupon evidence ownership of such shares of capital stock of the Company as the Surviving Corporation.

(b)           Company-Owned Company Capital Stock.  Notwithstanding anything to the contrary in this Section 2.7, each share of Company Capital Stock that is held by the Company or any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any consideration paid therefor or in respect thereof.

(c)           Dissenting Shares of Company Capital Stock.  Notwithstanding anything to the contrary in this Section 2.7, Dissenting Shares shall be treated in accordance with the terms of Section 2.8.

(d)           Company Capital Stock Generally.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock then held by the Company, and (ii) any Dissenting Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement, including the provisions of Section 2.9(a), Section 2.9(b) and Section 2.9(c), the following consideration (such consideration, the “Merger Consideration”):

(i)            Company Series B Preferred Stock; Accredited Investors.  Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time that is held by a Company Stockholder who has represented, warranted and certified in his, her or its Letter of Transmittal that he, she or it is an Accredited Investor (other than Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Series B Preferred Stock, (A) an amount of cash equal to the product of the Series B Preferred Preference Per Share multiplied by the Cash Ratio, (B) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (1) the product of the Series B Preferred Preference Per Share multiplied by the Stock Ratio by (2) the Closing Price Per Share, (C) a number of Parent 2011 Warrants equal to the quotient obtained by dividing (1) the product of the Series B Preferred Preference Per Share multiplied by the 2011 Warrant Ratio by (2) the 2011 Warrant Value, and (D) a number of Parent 2012 Warrants equal to the quotient obtained by dividing (1) the product of the Series B Preferred Preference Per Share multiplied by the 2012 Warrant Ratio by (2) the 2012 Warrant Value.

(ii)           Company Series B Preferred Stock; Non-Accredited Investors.  Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time that is held by a Company Stockholder who has represented, warranted and certified in his, her or its Letter of Transmittal that he, she or it is not an Accredited Investor (other than Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Series B Preferred Stock, an amount of cash equal to the Series B Preferred Preference Per Share.

(iii)          Company Series A Preferred Stock.  There is insufficient merger consideration legally available for distribution among the holders of the Company Series A Preferred Stock after provision for payment of all debts and liabilities of the Company (including the Indebtedness Payoff Amount by Parent on the Closing Date) and payment of the Merger Consideration in respect of the shares of Company Series B Preferred Stock as provided in this Section 2.7(d).  Accordingly, each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished without any consideration paid therefor or in respect thereof.

(iv)          Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished without any consideration paid therefor or in respect thereof.

(v)           Treatment of Company Options.

(A)          On or prior to the Closing Date, the Company shall take such action as shall be required (i) to cause the vesting of any unvested Company Options to be accelerated in full effective prior to the Effective Time; and (ii) to effectuate the cancellation, as of the Effective Time, of all Company Options outstanding immediately prior to the Effective Time with no further force or effect and without any consideration paid therefor or in respect thereof.

(B)           As soon as practicable following the execution of this Agreement, the Company shall provide notice to each person who is a holder of Company Options a letter describing the cancellation of such Company Options pursuant to the Company Plan.

(vi)         Treatment of Company Warrants.  On or prior to the Closing Date, the Company shall take such action as shall be required to effectuate the termination, as of or prior to the Effective Time, of all Company Warrants without any consideration paid therefor or in respect thereof.

(e)           Withholding of Taxes.  Notwithstanding anything to the contrary set forth herein, the Company, Parent, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any holder or former holder of Company Capital Stock, a Company Option or a Company Warrant such amounts as they reasonably determine are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax Law or under any applicable legal requirement, and to request and receive from such holder or former holder any relevant tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information.  To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)            Aggregation of Merger Consideration.  For purposes of calculating the amount of Merger Consideration payable to each Company Stockholder pursuant to Section 2.7(d), all shares of the Company Capital Stock held by each Company Stockholder shall be aggregated prior to such calculation.

(g)           Adjustments for Stock Splits, Etc.  If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Company Capital Stock or Parent Common Stock occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(h)           Fractional Shares.  No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and in lieu thereof each holder of shares of Company Preferred Stock who would otherwise be entitled to a fraction of a share of Company Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash equal to such fraction of a share multiplied by the Closing Price Per Share.

(i)            Securities Legends.  All certificates representing one or more shares of Parent Common Stock deliverable to any Company Stockholder pursuant to this Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change) shall bear any legend required by applicable Laws, including any federal, state, local or foreign securities Laws, and shall bear a legend that such shares may not be sold or otherwise transferred until the first anniversary of the Closing Date.

2.8           Dissenting Shares.

(a)           Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a Company Stockholder who has not effectively withdrawn or lost such Company Stockholder’s appraisal rights under Delaware Law (any such shares, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable Merger Consideration for such Company Stockholder’s shares of Company Capital Stock set forth in Section 2.7, but in lieu thereof, such Company Stockholder shall be entitled to such rights as are provided by Delaware Law.

(b)           Notwithstanding the provisions of Section 2.8(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration for Company Capital Stock, as applicable, set forth in Section 2.7, without interest thereon, and upon surrender of the certificate representing such shares in accordance with the terms of Section 2.9.

(c)           The Company shall give Parent (i) prompt notice of any demand for appraisal or other payment received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.  Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s consent.  Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including reasonable attorneys’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together (“Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII the amount of such Dissenting Share Payments.

2.9           Closing Payment Procedures.

(a)           Escrow Deposit.  On the Closing Date, each of Parent, the Company and the Stockholder Representative shall execute and deliver the Escrow Agreement to the Escrow Agent, and promptly following receipt of completed Letters of Transmittal duly executed and delivered by Company Stockholders from time to time after the Effective Time, Parent shall deposit with the Escrow Agent the applicable portion of the Escrow Deposit.  Upon deposit of the applicable portion of the Escrow Deposit, Parent shall be deemed to have contributed with the Escrow Agent, with respect to each Company Stockholder entitled to receive Merger Consideration pursuant to Section 2.7 that has executed and delivered a completed Letter of Transmittal, each such stockholder’s Pro Rata Portion of the Escrow Deposit, rounded down to the nearest whole share, in the case of shares of Parent Common Stock, and the portion of the aggregate Merger Consideration paid to each such Company Stockholder pursuant to Section 2.7(d) shall be reduced by such amount and number of shares of Parent Common Stock.

(b)           Closing Payments.

(i)            At the Closing, Parent shall pay the Indebtedness Payoff Amount to ASSA ABLOY, AB in accordance with the Payoff Letter.

(ii)           Promptly after the Closing (but in no event later than December 31, 2009), Parent shall issue, in full satisfaction of the Company’s obligations under the Company’s Management Incentive Plan to issue shares thereunder, 88,652 shares of Parent Common Stock, subject to Parent’s receipt of a written representation and warranty from the Person entitled to receive such shares that he is an Accredited Investor.

(iii)          As soon as practicable following the Closing Date, Parent or its agent shall mail a letter of transmittal  substantially in the form attached hereto as Exhibit F (the “Letter of Transmittal”) to each Company Stockholder at the address set forth opposite each such Company Stockholder’s name on the Spreadsheet.

(iv)          Upon surrender of a certificate representing their respective shares of Company Capital Stock (the “Company Stock Certificates”) for cancellation to Parent or its agent, together with the Letter of Transmittal and any other instruments that Parent or its agent may reasonably require (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from Parent or its agent in exchange therefor, the Merger Consideration, if any, into which the shares of Company Capital Stock represented by such Company Stock Certificate have been converted pursuant to Section 2.7, less the Pro Rata Portion of the Escrow Deposit attributable to such shares of Company Capital Stock, based upon such holder’s Pro Rata Portion of the Escrow Deposit contributed with the Escrow Agent on such holder’s behalf pursuant to Section 2.9(a), if any.  Upon the surrender of any such Company Stock Certificate, the Company Stock Certificate so surrendered shall thereupon be cancelled.  Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the Merger Consideration, if any, payable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been converted pursuant to Section 2.7.

(c)           Excess Working Capital Amount.  Notwithstanding anything to the contrary set forth in this Agreement, the portion of the Aggregate Cash Consideration attributable to the Excess Working Capital Amount shall not be payable until there is a final determination of the Excess Working Capital Amount, which final determination shall be made in accordance with this Section 2.9(c).  As promptly as practicable after the Closing Date (and in no event later than January 14, 2010), Parent shall prepare and cause to be delivered to the Stockholder Representative a certificate submitted in good faith and signed by Parent stating Parent’s calculation of the Excess Working Capital Amount and each component thereof.  To the extent that Parent’s calculation of Excess Working Capital and each component thereof comports with the calculation provided by the Company in Section 3.31 of the Disclosure Schedule, Parent shall within two Business Days after the delivery of such certificate deliver to the Exchange Agent the applicable portion of the Excess Working Capital Amount to be paid to the Company Stockholders in accordance with Section 2.9(b)(iv).  In the event that Parent’s calculation of the Excess Working Capital Amount differs from that provided in Section 3.31 of the Disclosure Schedule, Parent and the Stockholder Representative shall utilize the procedures set forth in Section 8.4 (without regard to any provisions contained therein related to the Escrow Agent, the Escrow Agreement or the Escrow Fund) to make a final determination with respect to the Excess Working Capital Amount.  Upon a final determination of the Excess Working Capital Amount, Parent shall promptly (and in any event within five Business Days) cause the applicable portion of the Excess Working Capital Amount to be paid to the Company Stockholders that have surrendered their Company Stock Certificates and Exchange Documents in accordance with Section 2.9(b)(iv).

2.10         No Further Ownership Rights in Company Capital Stock.  The Merger Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.11         No Liability.  Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of any shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.12         Transfers of Ownership.  If any payments are to be disbursed to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

2.13         Surrender of Certificates; Lost, Stolen or Destroyed Certificates.  No portion of the Merger Consideration shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall have surrendered such Company Stock Certificate and the Exchange Documents pursuant hereto.  In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent or its agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.7; provided, however, that Parent or its agent may, in its discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may reasonably direct, or (b) provide an indemnification agreement in a form and substance reasonably acceptable to Parent or its agent, against any claim that may be made against Parent or its agent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.14         Further Assurances.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers specifically or by specific cross reference; provided, however, that any such disclosure shall be deemed to be a disclosure against each of the other sections, subsections, paragraphs and subparagraphs of this Article III to the extent the applicability of such disclosure to such other sections, subsections, paragraphs and subparagraphs is reasonably apparent from the disclosure made without reference to the underlying documents referenced therein) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

3.1           Organization of the Company.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the corporate power and authority to own its properties and to carry on its business as currently conducted.  The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in Massachusetts and each other jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has made available to Parent a true and correct copy of its certificate of incorporation, as amended to date, including the Charter Amendment (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent.  The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents, other than the Charter Amendment.

(b)           Section 3.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.  The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

3.2           Company Capital Structure.

(a)           The authorized capital stock of the Company consists of 35,000,000 shares of Company Common Stock, of which 5,445,541 shares are issued and outstanding, 10,764,120 shares of Company Preferred Stock, of which (i) 4,526,000 shares are designated as “Series A Convertible Preferred Stock,” of which 4,192,328 shares are issued and outstanding, and (ii) 6,238,120 shares are designated as “Series B Convertible Preferred Stock,” of which 6,157,550 shares are issued and outstanding.  As of the date hereof, the capitalization of the Company is as set forth in Section 3.2(a) of the Disclosure Schedule.  Assuming the same total capitalization as on the date hereof, the total number of shares of Company Common Stock and Company Preferred Stock outstanding as of immediately prior to the Effective Time (assuming the conversion, exercise, or exchange of all securities (other than the Company Preferred Stock) convertible into, or exercisable or exchangeable for, shares of Company Capital Stock and the exercise of all Company

Options and Company Warrants) will be as set forth in Section 3.2(a) of the Disclosure Schedule.  The Company Capital Stock is held by the Persons and in the amounts set forth in Section 3.2(a) of the Disclosure Schedule, the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares.  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any Contract to which the Company is a party or by which it is bound.

(b)           All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been offered, validly issued, delivered or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance in all respects with all applicable federal, state, foreign, or local Laws, including federal and state securities Laws and in compliance with the terms and conditions of the Plan, if applicable, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Company Stockholder) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents.  No Company Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Company Stockholder intends to exercise such rights.  Except with respect to accrual of dividends on the Company’s Preferred Stock under the terms of the Certificate of Incorporation, there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(c)           As of the date hereof, Section 3.2(c) of the Disclosure Schedule sets forth for all holders of Company Restricted Stock, the name of the holder of each such Company Restricted Stock award, the repurchase price of such shares of Company Restricted Stock, the date of purchase of such shares of Company Restricted Stock and the vesting schedule for such Company Restricted Stock including the extent vested to date, whether the vesting of such Company Restricted Stock is subject to acceleration as a result of the transactions contemplated by this Agreement.

(d)           Except for the Plan and Contracts entered into pursuant to the Plan, the Company does not have any other stock option plan or any other plan, arrangement or agreement providing for equity compensation to any Person.  The Plan has been duly authorized, approved and adopted by the Board of Directors of the Company and its stockholders and is in full force and effect.  The Company has reserved 7,001,270 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of Company Restricted Stock awards or the exercise of Company Options under the Plan, of which (i) 6,277,085 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options granted under the Plan, (ii) 278,038 shares have been issued upon the exercise of Company Options or purchase of Company Restricted Stock awards under the Plan and remain outstanding as of the date hereof and (iii) 446,147 shares remain available for future grant as of the date hereof.  As of the date hereof, Section 3.2(d) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant, the vesting schedule for such option or warrant, including the extent vested to date and whether the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement, whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code.  True and complete copies of all Contracts and instruments relating to or issued under the Plan have been made available to Parent, and such Contracts and instruments have not been amended, modified or supplemented, and there are no Contracts to amend, modify or supplement such Contracts or instruments from the forms thereof made available to Parent.

(e)           There are no outstanding loans made by the Company to any Company Securityholder.

(f)            As of the date hereof, an aggregate of 220,290 shares of Company Series A Preferred Stock and up to 975,609 shares of Company Common Stock are issuable upon the exercise of outstanding Company Warrants.  Except for the Company Options, Company Restricted Stock and Company Warrants listed on Section 3.2(f) or Section 3.2(d) or Section 3.2(c) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities (other than preferred stock), restricted stock units, performance shares, phantom stock, stock appreciation rights, profit participation or similar commitments or Contracts of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or Contract.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.  Except as contemplated hereby, there are no voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of the Company.  There are no Contracts to which the Company is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co sale rights or “drag-along” rights) of any Company Capital Stock.

(g)           The allocation of the aggregate Merger Consideration set forth in Section 2.7(d) is consistent with the certificate of incorporation of the Company as amended as of immediately prior to the Effective Time.

(h)           The information contained in the Spreadsheet will be complete and correct as of the Closing Date.

3.3           Subsidiaries.  The Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

3.4           Authority.  The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the adoption of this Agreement by the Company Stockholders.  The vote required to adopt this Agreement, the Merger and the transactions contemplated hereby by the Company Stockholders is set forth in Section 3.4 of the Disclosure Schedule.  The Board of Directors of the Company has (a) unanimously resolved that the Merger is advisable and in the best interests of the Company and its stockholders, and (b) unanimously approved this Agreement, the Merger and the transactions contemplated hereby.  This Agreement and each of the Related Agreements to which the Party is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms.

3.5           No Conflict.  The execution and delivery by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents of the Company, as amended, (b) any Contract listed in the Disclosure Schedule to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (c) any Law applicable to the Company or any of its properties or assets (whether tangible or intangible).

3.6           Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any Contract listed in the Disclosure Schedules to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound (so as not to trigger any Conflict), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (b) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Company Stockholders.

3.7           Company Financial Statements.  Section 3.7 of the Disclosure Schedule sets forth the Company’s (a) audited consolidated balance sheets as of December 31, 2008 and December 31, 2007, and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (b) unaudited consolidated balance sheet as of October 31, 2009, and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the ten months then ended (the “Interim Financials”).  The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in all material respects in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP).  The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments.  The date of the most recent audited consolidated balance sheet contained in the Year-End Financials is referred to hereinafter as the “Balance Sheet Date” and the Company’s unaudited consolidated balance sheet contained in the Interim Financials is referred to hereinafter as the “Current Balance Sheet.”  The Company has identified all uncertain tax positions contained in all Returns filed by the Company and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of FASB Accounting Standards Codification Topic 740 Income Taxes.

3.8           Internal Controls.  The Company has established and documented, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including policies and procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company.  None of the Company (including any Employee thereof) or the Company’s independent auditors has identified or been made aware of any fraud, whether or not material, that involves the management of the Company or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.

3.9           No Undisclosed Liabilities.  The Company has no material liabilities, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements prepared in accordance with GAAP), except for (a) those which have been reflected in the balance sheet contained in the Year-End Financials, (b) liabilities required to be reflected in financial statements prepared in accordance with GAAP that have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date, or (c) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices not required by GAAP to be reflected on a balance sheet.

3.10         No Changes.  Since the Balance Sheet Date, except as expressly permitted under, required or specifically consented to by Parent pursuant to Article V or Article VI, there has not been, occurred or arisen any:

(a)           destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);

(b)           a Company Material Adverse Effect; or

(c)           any action that, if taken on or after the date of this Agreement, would be prohibited by Section 5.2 (other than Sections 5.2(b), 5.2(v) and 5.2(w)).

3.11         Accounts Receivable.

(a)           The Company has made available to Parent a true and complete list of all accounts receivable, whether billed or unbilled, of the Company as of the Balance Sheet Date, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since invoice.

(b)           All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, to the Knowledge of the Company, are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the date of the Current Balance Sheet, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied).  No Person has any Lien on any accounts receivable of the Company and no agreement for deduction or discount has been made with respect to any accounts receivable of the Company.

3.12         Tax Matters.

(a)           Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, provincial, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions, installments and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.12(a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this Section 3.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any Contract or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b)           Tax Returns and Audits.

(i)            The Company has (A) prepared and timely filed all required U.S. federal, state, provincial, local and non-U.S. returns, estimates, information statements, elections, forms and reports (including any attachments or schedules thereto and amendments thereof) (“Returns”) relating to any and all

Taxes concerning or attributable to the Company or its operations, and such Returns are true and correct in all material respects and have been completed in accordance with applicable Law and (B) timely paid all Taxes required to be paid, whether or not shown to be due on such Returns, and no such Return was prepared in a manner that could subject the Company to any accuracy-related penalty under Section 6662 of the Code (or any similar provision of Law).

(ii)           The Company has timely reported, withheld, and remitted to the appropriate taxing authority, as applicable, with respect to its employees, creditors, stockholders, other third parties and any related Person, all U.S. federal, state, local, provincial and non-U.S. income Taxes, social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other Taxes required to be reported and/or withheld and remitted.

(iii)          There is no Tax deficiency outstanding, assessed or proposed in writing against the Company, nor has the Company executed any waiver of any statute of limitations on or extended period for the assessment or collection of any Tax, which is currently in effect.

(iv)          No audit or other examination of any Return of the Company is presently in progress, nor has the Company received any written notice from any taxing authority that it intends to conduct such an audit or other examination.

(v)           As of the Balance Sheet Date, the Company has no liabilities for unpaid Taxes which had not been accrued or reserved on the Current Balance Sheet in accordance with GAAP, and the Company has not incurred any liabilities for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi)          The Company has made available to Parent copies of all income, franchise and other material Returns for the Company filed for all periods with respect to which the applicable statute of limitations has not expired.

(vii)         There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.  To the Knowledge of the Company, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(viii)        The Company has (A) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) never been a party to any Tax sharing, indemnification or allocation Contract, nor does the Company owe any amount under any such Contract, (C) no liability for the Taxes of any person, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law, and including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract, by operation of law, or otherwise and (D) never been a party to any joint venture, partnership or other arrangement or Contract that could be treated, to the Knowledge of the Company, as a partnership for Tax purposes.

(ix)           The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x)            No adjustment relating to any Return filed by the Company has been proposed in writing by any Tax authority to the Company or any representative thereof.

(xi)           The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xii)          The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulations Section 1.6011-4(b) or any similar provision of state, local or non-U.S. Law, including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(xiii)         The Company is not subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a branch, permanent establishment or other place of business or source of income in that country.  No claim has ever been made in writing by a taxing authority that the Company is or may be subject to taxation in a jurisdiction in which it does not file Returns.

(xiv)        The Company will not be required to include any material income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof after the Closing as a result of any (A) any installment sale or open transaction disposition consummated prior to the Closing or (B) prepaid amount received prior to the Closing.

(xv)         The Company (A) has not agreed to and is not required to make any adjustments or changes in accounting method pursuant to Section 481 of the Code or any similar provision of applicable Law and to the Knowledge of the Company, neither the IRS nor any other taxing authority has proposed any such adjustment or change in accounting method, (B) does not have any application pending with any taxing authority requesting permission for any changes in accounting methods and (C) has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of applicable Law.

(c)           Loss of Compensation Deduction.  There is no Contract to which the Company or any ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 404 of the Code.

(d)           Section 280G.  Neither the Company nor any of its ERISA Affiliates has made any payment to any Employee and is not party to a Contract or arrangement with any Employee to make payment, individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or that could not be deductible under Section 280G of the Code.  Section 3.12(d) of the Disclosure Schedule lists each “disqualified individual” (within the meaning of Section 280G of the Code) as determined as of the date hereof.

(e)           Section 409A.  Section 3.12(e) of the Disclosure Schedule lists each Contract between the Company or any of its ERISA Affiliates and any Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.  Each such nonqualified deferred compensation plan, if any, has been operated since January 1, 2005 in compliance with applicable guidance with respect to Section 409A of the Code.  No deferred compensation plan existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004.  No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Employee that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of the Company in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).  No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code or any similar state Law with respect to any arrangements or Contracts in effect as of the Effective Time.

(f)            No Tax Gross-Ups.  There is no Contract to which the Company or any ERISA Affiliate is a party covering any Employee, which could require the Company or any ERISA Affiliate to compensate any Employee for Tax-related payments under Section 409A of the Code (or any similar state law) or excise Taxes paid pursuant to Section 4999 of the Code.

3.13         Restrictions on Business Activities.  There is no Contract (non-competition or otherwise), judgment, injunction, order or decree to which the Company is a party or that is otherwise binding upon the Company which has, or could reasonably be expected to have, the effect of prohibiting or impairing in any material respect any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company, or otherwise limiting in any material respect the freedom of the Company to engage in any line of business, to conduct any business activities, or to compete with any Person.  Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted in any material respect from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.14         Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)           The Company owns no real property and has never owned any real property.  Section 3.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, and, with respect to any current lease, license, sublease or other occupancy right, the size of the premises and the aggregate annual rental payable thereunder.

(b)           The Company has made available to Parent true, correct and complete copies of all Company’s leases, lease guaranties, subleases, Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”).  All such Lease Agreements are valid and effective, and there is not, under any of such Lease Agreements, any existing default by the Company or, to the Company’s Knowledge, any other party thereto, or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s Knowledge, any other party thereto.  The Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.  The Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Surviving Corporation or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease Agreement.  The Company currently occupies all of the Leased Real Property for the operation of its business.  There are no other parties occupying, or with a right to occupy, the Leased Real Property.  The Company owes no brokerage commissions or finders fees and is not a party to any broker agreements with respect to any such Leased Real Property.

(c)           The Leased Real Property is sufficient and otherwise suitable for the conduct of the business as presently conducted.  Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, ordinance, rule, regulation or statute relating to such property or operations thereon, and any such non-violation is not dependent on so called non-conforming use exceptions.  There is not existing, the Company has not received any notice of, and to the Knowledge of the Company, there is not presently contemplated or proposed, any eminent domain, condemnation or similar action, or, to the Company’s Knowledge, zoning action or proceeding, with respect to any portion of the Leased Real Property.  To the Company’s Knowledge, (i) there are no Laws now in existence which could require the tenant of any Leased Real Property to make any expenditure in excess of $25,000 to modify or improve such Leased Real Property to bring it into compliance therewith, and (ii) the Company shall not be required to expend more than $25,000 under any Lease Agreement to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).

(d)           The Company owns or has valid leasehold interests in all of its material tangible properties and assets required for the operation of the Company’s business as currently conducted, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) liens for Taxes not yet due and payable, (iii) mechanics’, carriers’, workers’, repairers’ and other similar liens and (iv) such imperfections of title and encumbrances, if any, which do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby.

(e)           The equipment owned or leased by the Company is in all material respects in good operating condition and repair, subject to normal wear and tear.

3.15         Intellectual Property.

(a)           Company Products or Services.  Section 3.15(a) of the Disclosure Schedule contains a list of all current Company Products or Services.

(b)           Registered Intellectual Property.

(i)            Section 3.15(b)(i) of the Disclosure Schedule contains a complete and accurate list of (A) all Company Registered Intellectual Property, indicating for each item the registration or application number and the applicable filing jurisdiction, and (B) any claims, proceedings or actions before any court, tribunal (including the U.S. Patent and Trademark Office or equivalent foreign authority) related to the Company Registered Intellectual Property other than the application for such Registered Intellectual Property in the ordinary course.  There are no actions that must be taken within 90 days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

(ii)           Each item of Company Registered Intellectual Property is valid, subsisting and (except for the applications) enforceable, and has not expired, been cancelled or abandoned.  With respect to each item of Company Registered Intellectual Property, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual

Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Registered Intellectual Property.  The Company has not claimed any status in the application for or registration of any registered intellectual property rights, including “small business status,” that would not be applicable to Parent.  The Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

(c)           Ownership.

(i)            No Company Intellectual Property or Company Products or Services are subject to any claim, proceeding or outstanding decree, order, judgment, or stipulation or Contract restricting in any material manner, the use, transfer, or licensing thereof by the Company, or which materially affects the validity, use or enforceability of such Company Intellectual Property or Company Products or Services.

(ii)           Immediately following the Closing, all Company Intellectual Property will be fully transferable, alienable or licensable by the Surviving Corporation and/or Parent without restriction and without payment of any kind to any person (except to the extent restricted by Parent’s own contractual and other legal obligations or agreements that would be applicable to such Company Intellectual Property at or after the Closing).

(iii)          The Company owns, and has good and exclusive title to, each item of Company Intellectual Property free and clear of any Lien.  Without limiting the foregoing: (A)  the Company owns exclusively, and has good title to, all Trademarks that are used to designate the Company Products or Services; (B) the Company owns exclusively, and has good title to, all copyrighted works that are embodied in any Company Products or Services; and (C) to the extent that any Patents would be infringed by the manufacture, use, sale or import of any Company Products or Services, the Company is the exclusive owner of such Patents.

(iv)          In each case in which the Company has engaged or hired a third party, other than Employees acting within the scope of their employment, to develop or create any Intellectual Property or technology for the Company, or the Company has acquired or purported to acquire ownership of any Intellectual Property or technology from any third party, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property (including the right to seek past and future damages with respect thereto) and technology to the Company, and where any such Intellectual Property is Company Registered Intellectual Property, to the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each such assignment with the relevant Governmental Entity.

(v)           No person who has licensed or assigned any Intellectual Property to the Company has ownership rights or license rights to improvements or modifications made by or for the Company in or to such Intellectual Property.  No person other than the Company owns or has a contractual right to own any Intellectual Property developed by the Company.

(vi)          The Company has not (A) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Company Intellectual Property, to any other person, or (B) permitted any Company Registered Intellectual Property that is or was Company Intellectual Property to lapse or enter the public domain unless so stated in Section 3.15(b)(i) of the Disclosure Schedule or unintentionally permitted the Company’s rights in any other Intellectual Property that is or was Company

Intellectual Property to lapse or enter the public domain (where “unintentionally” means other than by an affirmative decision by management).

(d)           Non-Infringement.

(i)            The operation of the Company’s business as such business is conducted as of the date hereof, or has been conducted (including the design, development, testing, manufacture, use, import, sale, licensing or other exploitation of Company Products or Services) does not infringe or misappropriate, and has not infringed or misappropriated, any Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction.  The Company has not received notice from any third party alleging any such infringement, misappropriation or unfair competition or trade practices.

(ii)           The Company’s distribution, collection or other use of any data, information or content (including data, information or content belonging to third parties, and personal data regarding third parties) does not and has not, and the consummation of the Merger and the distribution, collection and use of such data, information, content or works in substantially the same manner by Parent and Surviving Corporation following the Merger will not (A) infringe or violate the rights of any Person (including any right to privacy or publicity), or (B) violate in any material respect any Law of any country or jurisdiction.

(e)           Intellectual Property Contracts.

(i)            Section 3.15(e)(i) of the Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company is a party and which are now in effect (in whole or in part) (1) pursuant to which Company has licensed or assigned or is obligated to license or assign any Company Intellectual Property to a third party, or otherwise relating to any Company Intellectual Property (“Out-Licenses”), other than non-exclusive licenses entered into in the ordinary course in connection with the sale of Company Products or Services, or (2) pursuant to which a third party has licensed or assigned any Intellectual Property to the Company (“In-Licenses”, and together with Out-Licenses, the (“Intellectual Property Contracts”), other than licensed with respect to commercially available software for a total consideration of less than $15,000 annually.  The Company’s forms of Employee Proprietary Information Agreement and Consultant Proprietary Information Agreement are included in Section 3.15(e)(i) of the Disclosure Schedule.  Additionally, Section 3.15(e)(i) of the Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company is a party that are not in effect pursuant to which the Company has assigned any Patent to a third party.

(ii)           All Intellectual Property Contracts relating to current Company Products or Services are in full force and effect.

(iii)          The Company is not in breach of any of the Intellectual Property Contracts, and, to the Knowledge of the Company, no other party to any Intellectual Property Contract has failed to perform thereunder.

(iv)          The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Intellectual Property Contract.

(v)           Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in (A) Parent or Surviving Corporation granting to any third party any right in any of its respective Intellectual Property, (B) Parent or Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or

(C) Parent or Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company prior to the Closing.

(f)            Standards.  The Company has not participated in any standards bodies or other organizations that would require Company to license or disclose any Company Intellectual Property to any third party or restrict the Company’s enforcement of the Company Intellectual Property.

(g)           Government Rights.  The Company has not received government funding, has not used the facilities of a university, college, other educational institution or government research center, and has not received funding from any third party (other than funding provided in exchange for Company Capital Stock) for the development of any Company Intellectual Property.  No current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Intellectual Property for the Company, has performed services for the government, or a university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(h)           Third-Party Infringement.  To the Knowledge of the Company, (i) no person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property, and (ii) no person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property in a manner that would adversely affect Company.  The Company has not brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Entity or arbitral tribunal against any third party with respect to any Company Intellectual Property.

(i)            Trade Secret Protection.  The Company has taken all commercially reasonable steps to protect the rights of the Company in the Company’s confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to the Company under an obligation of confidentiality.  Without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor involved in the creation of Intellectual Property for the Company to execute the form of Employee Proprietary Information Agreement and/or the form of Consultant Proprietary Information Agreement in the forms set forth on Section 3.15(e)(i) of the Disclosure Schedule hereof and all current and former employees and contractors of the Company have executed such or a substantially similar form agreement.

(j)            Third Party Software.  The Company has the right to use, pursuant to valid licenses, all software development tools, library functions, operating systems, databases, compilers and all other third-party software and electronic data that are used in the operation of the Company’s business or that are required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into or distributed with any Company Products or Services.

(k)           Open Source.  For purposes of this Agreement, “Open Source Material” shall mean any software or other Intellectual Property that is distributed or made available as “open source software” or “free software”, or is otherwise publicly distributed or made generally available in source code or equivalent form under terms that permit modification and redistribution of such software or Intellectual Property.  Open Source Material includes, without limitation, software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, or a similar license.

(i)            Section 3.15(k)(i) of the Disclosure Schedule accurately identifies (A) each item of Open Source Material that is or has been contained in, distributed with, or used in the development of any Company product, or which is or has been distributed or made available to any third party by or for the Company, (B) the applicable license agreement for each such item of Open Source Material, (C) the

Company product(s) (if any) to which each such item of Open Source Material relates, and (D) whether each such item of Open Source Material has been modified or distributed by or for the Company.

(ii)           Except as set forth in Section 3.15(k)(ii) of the Disclosure Schedule, the Company has not (A) incorporated Open Source Material into, combined Open Source Material with, or derived from any Open Source Material, any Company Product or Service or Company Intellectual Property, (B) distributed Open Source Material in conjunction with or for use with any Company Products or Services or Company Intellectual Property, or (C) otherwise used Open Source Material, in each case, in a manner that (1) imposes or could impose a requirement or condition that such Company Products or Services or Company Intellectual Property (or any portion thereof) (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (2) grants or would require the grant of a license to any Person of any Company Intellectual Property.

(l)            Source Code.  Neither the Company nor any other person acting on its behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of, any software source code that is Company Intellectual Property (“Company Source Code”).  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any person acting on its behalf to any person of any Company Source Code.  Section 3.15(l) of the Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other person, any Company Source Code, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement could result in the release from escrow of any Company Source Code.

(m)          Privacy and Personal Data.

(i)            For purposes of this Agreement, “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or account number, or any other piece of information that allows the identification of a natural person; “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of any Company Product or Services or website of the Company, and “Company Privacy Policy” shall mean any external or internal, past or present privacy policy of the Company, including any policy relating to: (A) the privacy of users of any Company Product or Services or of any website of the Company, (B) the collection, storage, disclosure, and transfer of any User Data or Personal Data, or (C) any Employee information.

(ii)           Section 3.15(m)(ii) of the Disclosure Schedule contains each Company Privacy Policy and identifies, with respect to each Company Privacy Policy, the period of time during which such policy was or has been in effect, whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and, if so, the mechanism (e.g., opt-in, opt-out, notice) used to apply the later Company Privacy Policy to such data or information.  The Company has complied with all applicable Laws and all applicable Company Privacy Policies.  No breach or violation of any such security policy has occurred and there has been no unauthorized or illegal use of or access to any of the data in any Company databases.  None of the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor Parent’s or the Surviving Corporation’s possession or use of any User Data will result in any violation of any Law or Company Privacy Policy.

3.16         Products.

(a)           Product Liability.  All of the Company’s products are merchantable, free from material defects in design, specifications, processing, manufacture, material or workmanship.  The Company has never received a claim in writing based upon alleged Product Liability, and, to the Knowledge of the Company, no such claim has been threatened.

(b)           Malware.  The Company’s products are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “harmful code,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of any Company product or any product or system incorporating a Company product (or parts thereof) or any associated data or other software, or otherwise cause them to be incapable of being used in the full manner contemplated in the applicable documentation.

3.17         Material Contracts.

(a)           Section 3.17(a) of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company is a party or is otherwise bound (any Contract of a nature described below (whether or not set forth on the Disclosure Schedule) to which the Company is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i)            (A) any Employment Agreement granting any change of control, severance, or termination pay (in cash or equity or otherwise) to any Employee, or (B) any contractor, consulting or sales Contract with a vendor, firm or other organization;

(ii)           any Contract, including any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be increased, or for which the vesting of benefits will be accelerated, by the Merger (or by the Merger and any events following the Merger, contingent or otherwise), or for which the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)          any fidelity or surety bond or completion bond;

(iv)          any Lease Agreements having a value in excess of $25,000 individually or $50,000 in the aggregate;

(v)           any Contract of indemnification or guaranty;

(vi)          any Contract relating to capital expenditures and involving future payments by the Company in excess of $25,000 individually or $50,000 in the aggregate;

(vii)         any Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii)        any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments for the borrowing of money or extension of credit or other Indebtedness;

(ix)           any purchase order or other Contract for the purchase of materials involving in excess of $25,000;

(x)            any construction Contracts;

(xi)           any Contracts that contain “most favored nation” or preferred pricing provisions;

(xii)          any dealer, distribution, joint marketing, strategic alliance, affiliate or development Contract;

(xiii)         any Contract to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xiv)        any sales representative, original equipment manufacturer, manufacturing,  remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the Company Products and Services;

(xv)         any nondisclosure, confidentiality or similar Contract, other than those entered into with any actual or prospective customer or vendor or Employee in the ordinary course of business consistent with past practices;

(xvi)        any other Contract that involves in excess of $25,000 and is not cancelable without penalty within 30 days; or

(xvii)       any Contract limiting in any material respect the freedom of the Company to engage in any line of business, to conduct any business activities, or to compete with any Person.

(b)           Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, any other party thereto.  The Company is in compliance in all material respects with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Material Contract, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any such other party.  True and complete copies of each Material Contract, including all amendments, supplements and other modifications thereto (whether or not disclosed in the Disclosure Schedule), have been made available to Parent.

3.18         Interested Party Transactions.  No officer, director or stockholder of the Company (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has or has had directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (b) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (c) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.18.

3.19         Governmental Authorization.  Each consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, except for such Company Authorizations the absence of which is immaterial to the Company.  The Company is in compliance in all material respects with all Company Authorizations.  The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as currently conducted or hold any interest in its current properties or assets.

3.20         Litigation.  There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its assets or properties (tangible or intangible) or any of its officers or directors in their capacities as such.  There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its assets or properties (tangible or intangible) or any of its officers or directors in their capacities as such by or before any Governmental Entity with respect to the Company.  No Governmental Entity has at any time challenged in writing the legal right of the Company to conduct its operations as presently or previously conducted.  There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification, contribution or advancement of expenses from the Company related to facts and circumstances existing prior to the date hereof.  There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against the Company which challenges or seeks to enjoin any of the transactions contemplated by this Agreement.

3.21         Environmental Matters.

(a)           Condition of Property.  Except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company to liability, to the Knowledge of the Company, no Hazardous Materials are present on any Leased Real Property.  There are no underground storage tanks, asbestos which is friable or likely to become friable or polychlorinated biphenyls present on any Leased Real Property or on any other real property in each case as a consequence of the acts of the Company or its agents, or for which the Company would be liable.

(b)           Hazardous Materials Activities.  The Company has conducted all Hazardous Material Activities in compliance with all applicable Environmental Laws.  The Hazardous Materials Activities of the Company prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.  The liabilities and obligations of the Company with respect to compliance with the WEEE Directive, the RoHS Directive, and China ROHS are not reasonably expected to be, individually or in the aggregate, material to the Company.

(c)           Permits.  Section 3.21(c) of the Disclosure Schedule lists all of the Environmental Permits currently held by the Company and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company as such activities are currently being conducted.  All such Environmental Permits are valid and in full force and effect.  The Company has complied in all material respects with all covenants and conditions of any such Environmental Permit.

(d)           Environmental Litigation.  No action, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any Leased Real Property.

(e)           Environmental Liabilities.  The Company is not aware of any fact or circumstance, which could result in any environmental liability which would reasonably be expected to result in any material liability to the Company.  The Company has not entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company.

(f)            Reports and Records.  The Company has made available to Parent all records in the Company’s possession concerning the Hazardous Materials Activities of the Company and all environmental audits and environmental assessments.

(g)           Sole Representations and Warranties.  Notwithstanding anything to contrary in this Agreement, the parties agree that the only representations and warranties of the Company in the Agreement as to any environmental matters, including Environmental Laws, Hazardous Materials, Environmental Permits and Hazardous Materials Activities are those contained in this Section 3.21.

3.22         Brokers’ and Finders’ Fees; Third Party Expenses.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company.  Section 3.22 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

3.23         Employee Benefit Plans and Compensation.

(a)           Schedule.  Section 3.23(a)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement.  The Company does not have an International Employee Plan.  Neither the Company nor any ERISA Affiliate has made any commitment to (1) establish any new Company Employee Plan or Employee Agreement; (2) modify any Company Employee Plan or Employee Agreement in a manner reasonably likely to increase the expense to the Company; or (3) adopt or enter into, or contribute or agree to contribute to, any Company Employee Plan or Employee Agreement.  Section 3.23(a)(ii) of the Disclosure Schedule sets forth a table which provides next to each current employee’s name as of the date hereof:  (i) the full-time or part-time status of such employee; (ii) the current salary, wage, actual bonus and/or target bonus opportunity, and/or commission rate, as applicable, for such employee; (iii) accrued vacation/paid-time off for such employee, (iv) the date of hire for such employee, and (v) the location where such Employee performs services.  To the Knowledge of the Company, no Key Employee intends to terminate his or her employment for any reason.  Section 3.23(a)(iii) of the Disclosure Schedule contains an accurate and complete list of all non-vendor independent contractors and Persons that have a consulting or advisory relationship with the Company.

(b)           Documents.  The Company and each ERISA Affiliate have made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan (including each International Employee Plan, if any) and each Employee Agreement including, without limitation, all amendments thereto, all related trust documents, and the most recent summary plan description together with the summary(ies) of material modifications thereto, if any (ii) the three most recent annual reports (Form Series 5500 and all audit reports, schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with any summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) each affirmative action plan, if applicable, (vii) all communications from the Company material to any employee or employees relating to any Company Employee Plan and any proposed Company

Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company, (viii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, (ix) the form of COBRA notice, (x) any insurance policies pertaining to fiduciary liability covering the fiduciaries for each Company Employee Plan, (xi) all nondiscrimination tests, reports and summaries for each Company Employee Plan for the three most recent plan years, and (xii) all IRS determination, opinion, notification and advisor letters issued with respect to each Company Employee Plan, if applicable.

(c)           Employee Plan Compliance.  The Company and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material default or material violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been registered, established and maintained materially in accordance with its terms and in material compliance with all applicable Laws, including, but not limited to, ERISA or the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation or still has a remaining period of time to make such amendments.  For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that is reasonably likely to adversely affect such qualified status.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan for which the Company is or will be liable.  Each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses).  There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliate, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan.  Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)           No Pension or Welfare Plans.  Neither the Company nor any ERISA Affiliate has, within the current or six preceding years, maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, (iii) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries, (iv) self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies), (v) Multiemployer Plan, or (vi) multiple employer plan or to any plan described in Section 413 of the Code.

(e)           No Post-Employment Obligations.  No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute and neither the Company nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any beneficiary of an Employee that such Employee(s) or other person would be provided by the Company or a Company Employee Plan with post-termination or retiree life insurance, health or other employee welfare benefits that would be provided after the Closing Date, except to the extent required by statute.

(f)            Effect of Transaction.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, contingent or otherwise) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company, (iv) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code or (v) result in any increase in or obligation to fund benefits with respect to any Employee.

(g)           Employment Matters.  The Company is in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health and wages and hours, and in each case, with respect to employees: (i) has withheld and reported and remitted all amounts required by Law or by agreement to be withheld and reported and remitted with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no actions, suits, claims or administrative matters pending or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its employees (in their capacity as Company Employees) relating to any Employee or Employee Agreement.  There are no pending, or to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy.  The Company is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or other Governmental Entity with respect to employment practices.  The Company has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an Employee, (b) any employee leased from another employer, or (c) any Employee currently or formerly classified as exempt from overtime wages.

(h)           Labor.  No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated.  The Company has no Knowledge of any activities or proceedings of any labor union to organize any employees.  There are no actions, suits, claims, labor disputes or grievances pending or to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices.  The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar legislation, whether domestic or foreign.  The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by the Company.  The Company has not taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied.  No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law.

(i)            Health Care Compliance.  Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (“Medicare Part D”) or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

3.24         Insurance.  Section 3.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds maintained by the Company covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds.  In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Such policies and bonds (or other policies and bonds providing substantially similar coverage) remain in full force and effect.  The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies.  The Company has never maintained, established, sponsored, participated in or contributed to any self insurance plan.

3.25         Compliance with Laws.  The Company has complied in all material respects with, is not in violation of, and has not received any written notices of suspected, potential or actual violation with respect to, any applicable Laws.

3.26         Anti-Corruption and Anti-Bribery.

(a)           The Company (including its officers, directors, agents or Employees, each in their capacity as such on the Company’s behalf) has not, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws.  There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws.

(b)           To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s activities that would be reasonably likely to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

(c)           To the extent required by Law, the Company has established and maintains a compliance program and reasonable internal controls and procedures in compliance with Anti-Corruption and Anti-Bribery Laws.

3.27         Substantial Customers and Suppliers.

(a)           Section 3.27(a) of the Disclosure Schedule lists the twenty (20) largest customers of the Company on the basis of revenues on the basis of invoiced amount for the twelve (12) month period ending on the Balance Sheet Date.

(b)           Section 3.27(b) of the Disclosure Schedule lists the twenty (20) largest suppliers of the Company on the basis of cost of goods or services purchased for the twelve (12) month period ending on the Balance Sheet Date.

(c)           No such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company since the beginning of such twelve (12) month period or (ii) to the Knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services.

3.28         Export and Import Control Laws.

(a)           The Company has, at all times, conducted its export transactions in accordance with all applicable Export and Import Control Laws.  Without limiting the foregoing:  (i) the Company is in compliance with the terms of all applicable Export and Import Approvals; (ii) to the Company’s knowledge there are no pending, and there have not been, any claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Export and Import Control Laws; (iii) there are no actions, conditions or circumstances pertaining to the Company’s export or import transactions that are reasonably likely to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws, provided that the foregoing representation with respect to the import laws of foreign countries is to the Knowledge of the Company; and (iv) no approval from a Governmental Entity is required for the transfer of Export and Import Approvals to Parent are required, or such approvals can be obtained expeditiously without material cost.

(b)           The Company is in compliance with the terms of all applicable Export Approvals.

(c)           The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Export and Import Control Laws.

(d)           Section 3.28(d) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications, Harmonized Tariff Schedule Codes, and Schedule B Codes applicable to the Company’s products, services, software, and technologies.

3.29         Government Contracts.

(a)           Neither the Company nor any of its officers or directors (i) are or, during the last three (3) years, have been under indictment or information, or been convicted of a crime by a Governmental Entity; and (ii) have made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract.

(b)           To the Knowledge of the Company, (i) the Company is not nor has it been (except as to routine security investigations) under administrative, civil or criminal investigation by a Governmental Entity; (ii) none of the Company’s Employees is, nor have been under indictment or information or convicted of a crime by a Governmental Entity; (iii) there are no pending audits or investigations by any Governmental Entity of the Company or any of its officers, directors or Employees with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (iv) during the last three (3) years, none of the Company’s Employees has made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; (v) neither the Company nor any of its officers, directors or Employees has made any intentional misstatement or omission in connection with any voluntary disclosure relating to the Company that has led to any of the consequences set forth in clause (i), (ii), or (iii) of Section 3.29(b) or any other material damage, penalty assessment, recoupment of payment, or disallowance of cost.

(c)           There are no disputes between the Company and a Governmental Entity under the Contract Disputes Act of 1978 (41 U.S.C. 601-613) or any other federal statute relating to contracting with a Governmental Entity, or between the Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract.

(d)           None of the Company or any of its officers, directors or Employees is or has been suspended or debarred from doing business with a Governmental Entity, or is or was the subject of a finding of non-responsibility or ineligibility for Government contracting.

(e)           None of the Company or any of its officers, directors or Employees has received written notice of a termination for default or convenience, cure notice, or show cause notice from any Governmental Entity with respect to performance by the Company as a subcontractor of any portion of the obligation of a Government Contract.

(f)            (i) The representations, certifications, and warranties made by the Company or any of its officers, directors or Employees on behalf of the Company in any Government Contract were accurate in all material respects as of their effective date, and the Company and its officers, directors and Employees have complied in all material respects with all such representations, certifications and warranties, (ii) no past performance evaluation received by the Company or any of its officers, directors or Employees with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof, and (iii) the Company and its officers, directors and Employees have complied in all material respects with all terms and conditions of each Government Contract.

(g)           The Company maintains an active Facility Security Clearance (“FCL”) issued by the U.S. Government and the Company’s Key Management Personnel maintain active Personnel Security Clearances (“PCL”) issued by the U.S. Government and, to the Company’s Knowledge, there are no facts or circumstances that are reasonably likely to give rise to the revocation of any such FCL issued to the Company or PCLs issued to any current Company employee.

3.30         Warranties; Indemnities.  Except for the warranties and indemnities contained in those Contracts set forth in Section 3.30 of the Disclosure Schedule (and customer end use Contracts entered into in connection with the sale of Company Products or Services and related support and maintenance Contracts that do not materially differ in substance from the Company’s standard forms of such Contracts) and warranties implied by law, the Company has not given any representations, warranties (including representations or warranties regarding performance, availability, reliability, or security or confidentiality of data transmission or communications), or indemnities relating to products or technology sold or licensed or services rendered by the Company in any Material Contracts.

3.31         Indebtedness; Net Working Capital.  Section 3.31 of the Disclosure Schedule sets forth a true, complete and correct list of all outstanding Indebtedness of the Company.  No premiums, penalties or other amounts are required to be paid by the Company in connection with the payment in full of any outstanding Indebtedness of the Company on or prior to the Closing Date, other than the outstanding principal thereunder and accrued and unpaid interest thereon through the Closing Date.  As of the date hereof, and as of immediately prior to the Effective Time, the Net Working Capital is or will be, as the case may be, at least $1,900,000, and each component of Net Working Capital is or will be, as the case may be, at least the amount set forth in Section 3.31 of the Disclosure Schedule.

3.32         Representations Complete.  None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to the express terms of this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

4.1           Organization.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Parent has the corporate power and authority to own its properties and to carry on its business as currently conducted.

4.2           Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement and each of the Related Agreements to which Parent and Merger Sub, as applicable, is a party have been duly executed and delivered by Parent and Merger Sub, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against it in accordance with their respective terms.

4.3           No Conflict.  The execution and delivery by Parent and Merger Sub of this Agreement and the Related Agreements to which Parent and Merger Sub, as applicable, is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with: (a) any provision of the certificate of incorporation and bylaws of Parent or Merger Sub, as amended, (b) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any Law applicable to Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible), except in the case of clauses (b) and (c) for any such Conflicts that would not reasonably expected, individually or in the aggregate, to have a material adverse effect on Parent or materially adversely affect the ability of the parties hereto to consummate the Merger.

4.4           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by, or with respect to, Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws or the rules and regulations of Nasdaq and (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably expected, individually or in the aggregate, to have a material adverse effect on Parent or materially adversely affect the ability of the parties hereto to consummate the Merger.

4.5           Available Funds.  Parent has sufficient immediately available funds to satisfy all of Parent’s and Merger Sub’s obligations under this Agreement and to timely consummate the Merger and the other transactions contemplated hereby, including payment of the Indebtedness Payment Amount in full at the Closing.

4.6           Parent Capitalization.  The authorized capital of Parent consists of 10,000,000 shares of preferred stock, of which no shares are issued or outstanding; and 75,000,000 shares of Parent Common Stock, of which (a) as of November 30, 2009, 45,866,110 shares were issued and outstanding and (b) as of December 11, 2009, approximately 12,600,000 shares were reserved for issuance pursuant to Parent’s stock option and stock purchase plans.

4.7           Parent Common Stock and Warrants.  The shares of Parent Common Stock and Parent 2011 Warrants and Parent 2012 Warrants to be issued pursuant to the Merger have been duly authorized and when issued and delivered in accordance with this Agreement will be validly issued, fully paid and non-assessable and free of any Liens (other than Liens (i) described in any legend required by this Agreement, the Parent 2011 Warrants or the Parent 2012 Warrants to be placed on any shares of Parent Common Stock, (ii) set forth in the Parent 2011 Warrants or the Parent 2012 Warrants, (iii) arising under applicable securities Laws, (iv) set forth in this Agreement, the Escrow Agreement or the Letter of Transmittal or (v) created or caused to be created by the recipient thereof). The shares of Parent Common Stock will be transferred from treasury in compliance in all material respects with applicable securities Laws, assuming the accuracy of representations and warranties related to the status of each holder of Company Series B Preferred Stock as an Accredited Investor.  The Parent Common Stock underlying Parent 2011 Warrants and Parent 2012 Warrants have been duly and validly authorized and reserved for issuance upon exercise of such warrants and when issued and delivered in accordance with the terms of such warrants will be validly issued, fully paid and non-assessable and free of any Liens (other than Liens (i) described in any legend required by this Agreement, the Parent 2011 Warrants or the Parent 2012 Warrants to be placed on any shares of Parent Common Stock, (ii) set forth in the Parent 2011 Warrants or the Parent 2012 Warrants, (iii) arising under applicable securities Laws, (iv) set forth in this Agreement or (v) created or caused to be created by the recipient thereof).

4.8           SEC Filings; Parent Financial Statements.

(a)           Parent has timely filed all forms, reports, and documents required to be filed by Parent with the U.S. Securities and Exchange Commission (“SEC”) since September 30, 2008 through the date hereof (collectively, the “SEC Reports”).  As of their respective filing dates, the SEC Reports (i) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Each of the consolidated financial statements of Parent (including, in each case, the notes thereto) included in the SEC Reports (i) complied at the time filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s and its Subsidiaries’ operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal audit adjustments).

4.9           No Material Adverse Change.  Since June 30, 2009, there has not been, occurred or arisen any change, fact, circumstance, condition, event or effect that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets (whether tangible or intangible), liabilities, condition (financial or otherwise), results of operations or capitalization of Parent and its Subsidiaries, taken as a whole.

4.10         No Other Representations or Warranties; Investigation by Parent.  Parent and Merger Sub each acknowledges and agrees that (a) it has had an opportunity to discuss the business of the Company with the management of the Company, (b) it has had reasonable access to (i) the books and records of the Company and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) it has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) except for the representations and warranties in this Agreement or any certificate delivered pursuant to this Agreement, neither Parent nor Merger Sub has relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any information provided to or made available to Parent or Merger Sub in connection with the transaction contemplated hereunder.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1           Affirmative Conduct of Company Business.  Except as expressly contemplated by this Agreement, the Company shall conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay the debts and Taxes of the Company when due (subject to Parent’s review and consent to the filing of any Return, as set forth in Section 5.2(e) below), pay or perform other obligations when due, and preserve intact the present business organizations of the Company, keep available the services of the present officers and employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Effective Time.

5.2           Restrictions on Conduct of Company Business.  Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

(a)           cause or permit any modifications, amendments or changes to the Charter Documents;

(b)           undertake any expenditure, transaction or commitment exceeding $25,000 or any commitment or transaction of the type described in Section 3.17(a);

(c)           pay, discharge, waive or satisfy, in an amount in excess of $25,000, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise);

(d)           adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by GAAP;

(e)           make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle or compromise any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or file any income, franchise or other material Return or any amended Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing, and Parent has approved such Return, which approval shall not be unreasonably withheld, conditioned or delayed;

(f)            revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(g)           declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Common Stock) except in accordance with the Contracts evidencing Company Options;

(h)           adopt, terminate or amend any Company Employee Plan, enter into, terminate or amend any Employee Agreement, increase, decrease or otherwise change the salary, bonus, wage rates, fringe benefits, or other compensation (including equity based compensation) payable or to become payable to any Employee, or make any declaration, promise, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) of a severance payment, termination payment, change of control payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any director, officer, or Employee, except payments made pursuant to written Contracts existing on the date hereof and disclosed in Section 5.2(h) of the Disclosure Schedule, or increase rights to indemnification for any Employee;

(i)            other than entering into non-exclusive licenses and related Contracts with respect to the sale or licensing of the Company Products or Services to end users pursuant to written Contracts entered into in the ordinary course of business consistent with past practices and that do not materially differ in substance from the Company’s standard form(s) including attachments (which are included in Schedule 5.2(i)) involving aggregate payments to the Company of less than $25,000, (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except for the sale of properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practices, or transfer to any Person any rights to any Company Intellectual Property or enter into any Contract or modify or amend any existing Contract with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person, (ii) purchase or license any Intellectual Property or enter into any Contract or modify or amend any existing Contract with respect to the Intellectual Property of any Person or (iii) enter into any Contract or modify or amend any existing Contract with respect to the development of any Intellectual Property with a third party;

(j)            issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $10,000;

(k)           make any loan to any Person (except for reasonable advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), or forgive any loan to any Person, or purchase debt securities of any Person or amend the terms of any outstanding loan Contract;

(l)            incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services in the ordinary course of business consistent with past practices), or amend the terms of any outstanding Contract in respect of Indebtedness;

(m)          waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, in excess of $10,000;

(n)           commence or settle any lawsuit, proceeding or other investigation relating to any of its business, properties or assets;

(o)           issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock, or any securities convertible into or exercisable or exchangeable for any Company Capital Stock, or subscriptions, rights, warrants or options to acquire any Company Capital Stock, or other Contracts or commitments of any character obligating any of them to issue or purchase any Company Capital Stock or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options and Company Warrants (including any amendments to such Company Options or Company Warrants agreements as are mutually agreed to by Parent and Company);

(p)           enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any Company Products or Services, other than any such Contracts entered into in the ordinary course of business consistent with past practices involving aggregate payments by the Company of less than $25,000;

(q)           enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy Contract with respect to any real property or renew, alter, amend, modify or terminate any of the terms of any Lease Agreement;

(r)            terminate, amend or otherwise modify (or agree to do so), violate the terms of, or make any payments resulting from agreed upon early termination of, any of the Contracts set forth or described in the Disclosure Schedules;

(s)           acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material individually or in the aggregate, to the Company’s business;

(t)            enter into any strategic alliance, affiliate Contract or joint marketing arrangement or Contract;

(u)           reprice Company Options or Company Warrants granted under any employee, consultant, director or other stock plan (including the Plan), or authorize any cash or equity exchange for any Company Options or Company Warrants granted under any such plan;

(v)           terminate any Employee, other than for cause, or encourage or otherwise cause any Employee to resign from the Company;

(w)          make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent;

(x)            cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practice and other than the addition of a “tail policy” of the kind contemplated by Section 6.16 hereof) or renew any insurance policy of the Company; or

(y)           take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(x).

5.3           No Solicitation.

(a)           Unless and until termination of this Agreement, the Company shall not (and shall cause its directors, officers, employees, consultants, stockholders, members, partners, agents, advisors, attorneys, accountants, representatives and Affiliates (collectively, “Representatives”) not to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, knowingly encourage or facilitate, seek, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any Contract, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company (other than Company Products or Services in the ordinary course of business consistent with past practice), or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose or furnish any information not customarily disclosed to any person concerning the business, technologies or properties of the Company or any of its Subsidiaries, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii)  assist or cooperate with any Person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company, or (iv) enter into any Contract with any Person providing for the acquisition of the Company (other than Company Products or Services in the ordinary course of business consistent with past practice), whether by merger, purchase of assets, license, tender offer or otherwise.

(b)           The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of Section 5.3(a).

(c)           In the event that the Company or any of its Affiliates shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii) or (iv) of Section 5.3(a), or any request for disclosure or access as referenced in clause (ii) of Section 5.3(a), the Company shall (i) immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (ii) immediately thereafter, notify Parent thereof, which notice shall contain (1) the pricing, terms, conditions and other material provisions of such proposed transaction, (2) the identity of the proposed party or parties to such proposed transaction, (3) a copy of the written agreement or other documentation setting forth the terms of the proposed transaction, and (4) such other information related thereto as Parent may reasonably request.

(d)           The parties hereto agree that irreparable damage may occur in the event that the provisions of this Section 5.3 are breached.  It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Required Stockholder Approval.

(a)           Immediately after the execution of this Agreement the Company will solicit a Stockholder Written Consent from Company Stockholders holding sufficient numbers and class and series of shares of Company Capital Stock to deliver the Required Stockholder Approval and the Company shall obtain the Required Stockholder Approval no later than 2:00 am Eastern Time on December 14, 2009.  Promptly upon obtaining the Required Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable, send to all Company Stockholders who did not execute a Stockholder Written Consent the notices required pursuant to Delaware Law.  Such materials submitted to the Company Stockholders in connection with such Stockholder Written Consents shall be subject to review and comment by Parent and shall include an information statement regarding the Company, the terms of this Agreement and the Merger and the unanimous recommendation of the Company’s board of directors that the Company Stockholders adopt this Agreement and the Merger and not exercise their appraisal rights under Delaware Law in connection with the Merger (the “Information Statement”).  Each party agrees that the information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Company Stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

(b)           The board of directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby.

6.2           Access to Information.  Prior to the Effective Time, the Company shall provide Parent and its Representatives reasonable access to (a) all of the properties, books, Contracts and records of the Company, including all Company Intellectual Property, as Parent may reasonably request, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (c) all employees of the Company as identified by Parent, provided, however, that no information discovered through the access afforded by this Section 6.2 shall (x) limit or otherwise affect any remedies available to the party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

6.3           Notification of Certain Matters.  The Company shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement, or

(z) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.4           Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.2 or pursuant to any notice provided under Section 6.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Reciprocal Confidentiality Agreement.

6.5           Public Disclosure.  Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent and (b) Parent and the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.6           Commercially Reasonable Efforts to Complete.  Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other parties hereto to effect the Merger, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or Affiliates or of the Company, (b) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (c) the imposition of any impediment on Parent, its Subsidiaries or Affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”).  Nothing herein shall require Parent to litigate with any Governmental Entity.

6.7           Contract Consents, Amendments and Terminations.

(a)           The Company shall (i) use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger (including for any such Contracts to remain in full force and effect after the Effective Time), all of which are required to be listed in Section 3.5 of the Disclosure Schedule, and (ii) obtain all necessary consents, waivers and approvals of any parties to any Contracts listed on Schedule 7.2(f)(i) as are required thereunder in connection with the Merger (including for any such Contracts to remain in full force and effect after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.  In the event that the other parties to any such Contract, including a lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding the Merger, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), the Company shall be responsible for making all such payments (the “Consent Fees”) and shall indemnify, defend, protect and hold harmless Parent from all losses, costs, claims, liabilities and damages arising from the same.

(b)           The Company shall use commercially reasonable efforts to terminate each of the Contracts listed on Schedule 7.2(f)(ii) hereto (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such Contract shall be of no further force or effect immediately following the Effective Time.  Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date.  The Company shall be responsible for making any payments required to terminate the Terminated Agreements (the “Termination Fees”) and shall indemnify, defend, protect and hold harmless Parent from all Losses arising from the same and shall reflect such payment or other consideration incurred by the Company as of the Closing Date or anticipated to be incurred or payable after the Closing on the Statement of Expenses.

6.8           Resignations.  The Company shall, prior to the Closing, cause each officer and director of the Company, other than any such officer or director identified in writing by Parent to the Company prior to the Closing, to execute a resignation letter, effective as of the Effective Time.

6.9           Post-Closing Employee Matters.  From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor all Employee Agreements disclosed in the Disclosure Schedule in accordance with their terms as in effect on the date hereof, provided that nothing in this Agreement shall prohibit the amendment or termination of any such Employee Agreements in accordance with their terms and applicable Law.  As of the Effective Time and with respect to the employees of the Company who are employed by Parent or one of its subsidiaries after the Effective Time (the “Continuing Employees”), Parent, in its sole discretion, will either (a) continue (or cause the Company to continue) to maintain the Company Employee Plans on the same terms as in effect immediately prior to the Effective Time, or (b) arrange for each participant (including, without limitation, all dependents) in the Company Employee Plans (the “Company Participants”) to participate in a substantially similar plans or arrangements, as determined on a plan-by-plan or arrangement-for-arrangement basis, of Parent or its applicable subsidiary (“Parent Plans”), or (c) a combination of clauses (a) and (b) so that each Company Participant shall have benefits that are substantially similar in the aggregate to benefits provided to similarly situated employees of Parent under Parent Plans.  For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under any Parent employee benefit plan (other than a defined benefit plan) and to the extent permitted by applicable law, Parent shall use commercially reasonable efforts to provide that the Continuing Employees shall receive service credit under each Parent employee benefit plan (other than a defined benefit plan) for their period of service with the Company and predecessors prior to the Effective Time, except where doing so would cause a duplication of benefits.  Parent shall use commercially reasonable efforts to waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any medical, dental and vision plans that such employees may be eligible to participate in after the Effective Time.  Parent shall also use commercially reasonable efforts to provide Continuing Employees and their eligible dependents with credit for any co-payments, deductibles and offsets (or similar payments) made under the Company’s Employee Plans for the year in which the Closing occurs under Parent’s medical, dental and vision plans for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Plans in the year in which the Closing occurs.

6.10         Termination of 401(k) Plan.  Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) pursuant to resolutions of the Board of Directors of the Company.  The form and substance of such resolutions shall be subject to review and approval of Parent.  The

Company shall also take such other actions in furtherance of terminating the 401(k) Plans as Parent may reasonably require.

6.11         Expenses and Fees.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (excluding Change of Control Payments, Severance Costs, Management Incentive Cash Amount, Consent Fees and Termination Fees, “Third Party Expenses”), and all Change of Control Payments, Severance Costs and Management Incentive Cash Amount, shall be the obligation of the respective party incurring such fees and expenses.  The Company shall provide Parent, on the date hereof, with a statement showing, in reasonable detail, all of the following: (a) the amount of Third Party Expenses, Change of Control Payments, Severance Costs, Management Incentive Cash Amount, Consent Fees and Termination Fees incurred by the Company as of the date hereof; (b)  the portions of the amounts described in the foregoing clause (a) that have been paid by the Company prior to the date hereof; and (c) the amount of Third Party Expenses, Change of Control Payments, Severance Costs, Management Incentive Cash Amount, Consent Fees and Termination Fees anticipated to be incurred by the Company after the date hereof, as estimated by the Company in good faith based on reasonable assumptions as of the date hereof (the “Statement of Expenses”), and the Statement of Expenses shall be certified by the Company’s Chief Financial Officer as true and correct as of the date hereof.  The Company shall pay on or prior to the Closing Date all of its Third Party Expenses, Change of Control Payments, Consent Fees and Termination Fees incurred on or prior to the Closing Date, and shall pay on or prior to December 31, 2009 all of the Severance Costs and Management Incentive Cash Amount.  Any of the Third Party Expenses, Change of Control Payments, Severance Costs and Management Incentive Cash Amount of the Company that are not reflected in the calculation of the Aggregate Merger Consideration (or any component thereof), and any of the Third Party Expenses or Change of Control Payments that are not paid on or prior to the Closing Date shall be “Excess Expenses and Fees.”

6.12         Spreadsheet.  The Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 6.12, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date and which shall include, among other things, as of the Closing, (a) all Company Securityholders and their respective addresses, the number and type of shares of Company Capital Stock held by such Company Securityholder, the respective certificate numbers, the date of acquisition of such shares, the aggregate amount of Merger Consideration payable to each Company Securityholder and the Pro Rata Portion applicable to each Company Securityholder and (b) all holders of Company Restricted Stock, Company Options and Company Warrants and their respective addresses, the number of shares of Company Capital Stock underlying each such Company Option and Company Warrant (including the number of shares of Company Capital Stock issuable upon net exercise of such Company Warrant), the grant dates of such Company Restricted Stock, Company Options and Company Warrants and the vesting arrangement with respect to such Company Restricted Stock, Company Options and Company Warrants and indicating, with respect to each Company Option, and whether such Company Options are incentive stock options or non-qualified stock options.  The Company shall deliver the Spreadsheet to Parent not later than the Business Day immediately prior to the Closing Date.

6.13         Indebtedness.  Prior to or at the Closing, the Company shall cause to be delivered to Parent (i) payoff letters that are reasonably acceptable to Parent, representing the Indebtedness Payoff Amount to be paid in full and released and finally discharged and (ii) instruments and other documents that are reasonably acceptable to Parent evidencing all obligations of the Company relating to such Indebtedness to be satisfied, released and discharged.

6.14         FIRPTA Compliance.  On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent certifying the interests in the Company are not U.S. real property interests for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

6.15         Nasdaq Listing.  Within 10 calendar days after the Closing Date, Parent shall file a Notification of Change in the Number of Shares Outstanding (or such other form as may be required by Nasdaq) with Nasdaq with respect to the shares of Parent Common Stock to be issued in the Merger and those required to be reserved for issuance in connection with the Merger (including issuance upon exercise of Parent 2011 Warrants and Parent 2012 Warrants) and shall cause such shares to be approved for listing on or before the Closing Date.

6.16         Indemnification.

(a)           From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company (the “Company Indemnitees”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company Indemnitee is or was an officer or director of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware Law for officers and directors of Delaware corporations. Each Company Indemnitee will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within ten (10) business days of receipt by Parent or the Surviving Corporation from the Company Indemnitee of a request therefor, subject to the receipt by Parent and the Surviving Corporation of an undertaking by such Company Indemnitee to repay such advanced expenses if it is ultimately determined under applicable Laws that such Company Indemnitee is not entitled to be indemnified.

(b)           From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and Parent shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company than are presently set forth in the Certificate of Incorporation and By-laws of the Company.

(c)           Subject to the next sentence, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), or Surviving Corporation may substitute therefor a “tail” policy (“D&O Tail Policy”), so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the Effective Time (such 200%, the “Maximum Premium”).

(d)           Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Company Indemnitees in connection with enforcement of their rights provided in this Section 6.16.

(e)           The provisions of this Section 6.16 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnitees, their heirs and their representatives. The obligations set forth in this Section 6.16 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Company Indemnitee, or any Person who is a beneficiary under the policies referred to in this Section 6.16, and their heirs and representatives, without the prior written consent of such affected Company Indemnitee or other Person.

(f)            If the Surviving Corporation or Parent or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume all of the obligations of the Surviving Corporation or Parent set forth in this Section 6.16.

(g)           Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.16 is not prior to or in substitution for any such claims under such policies.

6.17         Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

6.18         Tax Matters.  The parties do not intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.  To the extent permitted by applicable law, each of Parent, Merger Sub, Intermediate Sub and the Company shall file all of its Tax Returns on the basis that the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, and none of Parent, Merger Sub, Intermediate Sub or the Company shall take an inconsistent position in any Tax audit or other proceeding.  None of Parent, Merger Sub, Intermediate Sub or the Company shall take any action, fail to take any action, or cause or permit any action to be taken or to fail to be taken that (alone or in combination with other of its actions or failures to take actions) could reasonably be expected to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including, without limitation, the merger of the Company into Intermediate Sub or the merger of Intermediate Sub into Parent.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval.  The Required Stockholder Approval shall have been obtained.

(b)           No Order; Injunctions; Restraints; Illegality.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c)           Other Governmental Approval.  All consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the transactions contemplated hereby shall have been obtained.

7.2           Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Company in the Specified Representations shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties as of a specified date, which shall be true and correct in all respects as of such date), (ii) all other representations and warranties of the Company in this Agreement shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than representations and warranties as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of such date), and (iii) the Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(b)           No Material Adverse Effect.  Since the Balance Sheet Date, there shall not have occurred any event or condition of any kind or character that has had or could be reasonably expected to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.

(c)           Litigation.  There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors, Affiliates or Subsidiaries (i) by any Person arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement, or that could give rise to material damages, or (ii) by any Governmental Entity arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement, or that could give rise to material damages.

(d)           Dissenters Rights; Stockholder Written Consents.  Company Stockholders holding no more than five percent (5%) of the total outstanding shares of Company Capital Stock shall have perfected appraisal, dissenter’s or other similar rights under applicable Law with respect to their Company Capital Stock by virtue of the Merger; and Company Stockholders holding at least eighty four percent (84%) of the total outstanding shares of Company Series B Preferred Stock, at least eighty one percent (81%) of the total outstanding shares of Company Series A Preferred Stock, and at least sixty five percent (65%) of the total outstanding shares of Company Capital Stock shall have executed and delivered Stockholder Written Consents.

(e)           Exercise or Termination of Company Warrants.  All Company Warrants shall have been either (i) exercised by the holder(s) of such Company Warrants in full or (ii) to the extent not exercised in full, terminated or cancelled as of immediately prior to the Effective Time either pursuant to their own terms or pursuant to a Contract with the holder(s) thereof, and the Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.

(f)            Third Party Contracts.

(i)            The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 7.2(f)(i) hereto.

(ii)           The Company shall have terminated each of those Contracts set forth on Schedule 7.2(f)(ii) hereto.

(iii)          The License Agreement dated as of June 16, 2006, as amended, by and between the Company and Kaba Ilco Corp. shall continue in full force and effect, with terms unmodified from the version of the agreement made available to Parent.

(g)           Repayment of Indebtedness; Release of Liens.  No Indebtedness shall be outstanding after giving effect to the Closing.  Parent shall have received (i) at the Closing, satisfactory payoff letters for all Indebtedness including that arising under the Assa Abloy Loan, setting forth the amount required to pay in full all obligations of the Company and its Subsidiaries owing to any holder of Indebtedness and that effective immediately upon the repayment of all such Indebtedness of all Liens, encumbrances and security interests on any property of the Company securing such Indebtedness will be released and terminated, and (ii) prior to or concurrently with the Closing Date, confirmation that there shall be no outstanding Indebtedness owing to any Person as of the Closing Date after giving effect to such transactions.

(h)           Key Employees.  None of the Key Employees shall have ceased to be employed by, or taken steps to terminate their employment with, the Company, declared that they will not accept employment with Parent or the Surviving Corporation.

(i)            Continuing Employees.  At least eighty percent (80%) of the Employees listed on Schedule 7.2(i) shall be employees of the Company immediately prior to the Effective Time, and shall not have provided notice to the Company of the intent to terminate such employment.

(j)            Statement of Expenses and Spreadsheet.  Parent shall have received the Statement of Expenses and the Spreadsheet.

(k)           Certificate of the Company.  Parent shall have received a certificate from the Company, dated as of the Closing Date and validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, certifying the matters set forth in Sections 7.2(a) and 7.2(b) and the completeness and correctness of the Statement of Expenses and the Spreadsheet by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date.

7.3           Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of Parent and Merger Sub in this Agreement shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and Merger Sub as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of such date), except in each case for breaches and inaccuracies that would not reasonably be expected, individually or in the aggregate, to materially adverse the ability of the parties hereto to consummate the Merger; and (ii) each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b)           Certificate of Parent.  Company shall have received a certificate from Parent, dated as of the Closing Date and validly executed by an executive officer of Parent for and on Parent’s behalf, certifying the matters set forth in Section 7.3(a).

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

8.1           Survival.

(a)           The representations and warranties of the Company set forth in this Agreement or in any certificate required to be delivered pursuant to this Agreement shall survive the Closing and the Effective Time until March 14, 2011; provided, however, that in the event of fraud with respect to a representation or warranty, such representation or warranty shall survive indefinitely; and provided, further, that notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 3.2 (Company Capital Structure), Section 3.4 (Authority), Section 3.12 (Tax Matters) and Section 3.22 (Brokers’ and Finders’ Fees; Third Party Expenses) and Section 3.31 (Indebtedness; Net Working Capital) (the representations and warranties referenced in this proviso being referred to herein, collectively, as the “Specified Representations”) shall survive the Closing and the Effective Time until the expiration of the statutes of limitations (including extensions thereof) applicable to the matters referenced therein.  The applicable periods referenced in this Section 8.1 shall be referred to, collectively, as the “Expiration Date” and each applicable period as the “Applicable Expiration Date.”

(b)           The representations and warranties of Parent and Merger Sub set forth in this Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement, shall survive the Closing and the Effective Time until March 14, 2011; provided, however, that in the event of fraud with respect to a representation or warranty, such representation or warranty shall survive indefinitely; and provided, further, that notwithstanding the foregoing, the representations and warranties of Parent and Merger Sub set forth in Section 4.2 (Authority) and Section 4.7 (Parent Common Stock and Warrants) shall survive indefinitely.

(c)           The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

8.2           Indemnification.

(a)           From and after the Effective Time, the Company Stockholders (each, also an “Indemnifying Party”) shall severally and not jointly, and pro rata in accordance with their respective Pro Rata Portions, if any, indemnify, defend, hold harmless, pay and reimburse Parent and its directors, officers and other employees, Affiliates, agents and other representatives, including the Surviving Corporation (each, also an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses, liabilities, damages, deficiencies, lost profits, costs, interest, awards, judgments, Taxes, penalties and expenses, including reasonable attorneys’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, suffered, incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with: (i) (A) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement as of the date of this Agreement, and (B) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement, or in the certificates delivered by the Company pursuant to Section 7.2(k), as of the Closing Date as if such representations and warranties had been made at and as of the Closing (other than the representations and warranties of the Company as of a specified date, the inaccuracy, misrepresentation or breach of which shall be measured as of such date); (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement; (iii) any Dissenting Share Payments; (iv) Excess Expenses and Fees; and (v) any claim by a Company Stockholder that the Board of Directors or officers of the Company breached its fiduciary duties under Delaware Law in connection with the Merger or any of the transactions contemplated by this Agreement.  Except as otherwise provided in Section 6.16, the Indemnifying Parties shall not have any right of contribution against the Company or the Surviving Corporation with respect any such Losses.

(b)           For the purpose of this Article VIII, when determining the amount of Losses paid, sustained, suffered or incurred as a result of, arising out of, or in connection with, as applicable (i) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty of the Company set forth in this Agreement or in any certificate delivered pursuant to Section 7.2(k), whether as of the date hereof or as of the Closing Date, or (ii) any breach or non-fulfillment of any covenant or other agreement of the Company set forth in this Agreement, but not when determining whether any inaccuracy, misrepresentation, breach or non-fulfillment has occurred with respect thereto, any representation, warranty, agreement or covenant given or made by the Company that is qualified in scope as to materiality or a “Company Material Adverse Effect” shall be deemed to be made or given without such materiality qualification or qualification as to a “Company Material Adverse Effect.”

8.3           Indemnification Limitations.

(a)           Except with respect to claims based on fraud (whether or not committed by the Company Stockholders), the rights of the Indemnified Parties under this Article VIII shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from, arising out of or in connection with this Agreement and the transactions contemplated hereby. The Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties in excess of any amounts then held in the Escrow Fund.  The sole recourse for the Indemnified Parties and the exclusive means for the Indemnified Parties to enforce their rights under this Article VIII shall be the Escrow Fund as provided herein and in the Escrow Agreement.  Neither Parent nor any other Indemnified Party may attempt to collect any Losses directly from the Company Stockholders, except with respect to claims based on fraud with respect to this Agreement or any certificates required to be delivered pursuant to this Agreement (whether or not committed by the Company Stockholders), in which case neither Parent nor any other Indemnified Party may attempt to collect any Losses from any Company Stockholder in excess of the aggregate Merger Consideration actually paid to such Company Stockholder.  Notwithstanding anything to the contrary set forth in this Agreement, nothing herein shall limit the liability of an Indemnifying Party in respect of Losses to the extent arising out of any fraud on the part of such Indemnifying Party.

(b)           With respect to Section 8.2(a)(i), other than with respect to the Specified Representations, no Indemnifying Party shall be required to indemnify any Indemnified Parties hereunder until such time as the aggregate amount of Losses for which the Indemnified Parties are entitled to indemnification pursuant to this Agreement exceeds One Hundred Seventy Five Thousand Dollars

($175,000.00) (the “Deductible”), after which time the Indemnifying Parties shall be obligated to indemnify the Indemnified Parties for all such Losses in excess of the Deductible (but still subject to the Threshold), up to the amount then held in the Escrow Fund, subject to the other limitations set forth in this Article VIII.

(c)           The Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties pursuant to Section 8.2(a)(i) for any indemnification claim that is made after the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim; provided, however, that such indemnification obligations shall not terminate with respect to any item as to which any Indemnified Parties shall have, before the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim, previously made a bona fide claim by validly delivering a Claim Certificate of such indemnification claim pursuant to this Article VIII.

(d)           The amount of Losses recoverable by an Indemnified Party under this Article VIII with respect to an indemnity claim shall be reduced by any proceeds received by such Indemnified Party or an Affiliate, with respect to the Losses to which such indemnity claim relates, from an insurance carrier.  An Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to pursue insurance claims under the D&O Tail Policy to which an Indemnified Party may be entitled in connection with any applicable Losses.

8.4           Indemnification Claims Procedures.

(a)           With respect to Section 8.2(a), any Indemnified Party may make an indemnification claim pursuant to Section 8.2(a) by delivering a certificate submitted in good faith and signed by the Indemnified Party (a “Claim Certificate”) to the Stockholder Representative, with a copy to the Escrow Agent, (i) stating that such Indemnified Party has paid, sustained, suffered or incurred (or reasonably anticipate that they will have to pay, sustain, suffer or incur) Losses, and (ii) specifying in reasonable detail the Losses included in the amount so stated, if available, the date each such item was paid, sustained, suffered or incurred, if applicable, and the basis for such Losses (or anticipated Losses), and the basis of the indemnification claim for such Losses (or anticipated Losses) by specific reference to the provisions of this Agreement.  Any such Claim Certificate shall state whether, and to the extent, Losses claimed thereby are pursuant Section 8.2(a)(iii) or Section 8.2(a)(v).

(b)           Following his receipt of a Claim Certificate, the Stockholder Representative shall have twenty-one (21) calendar days to object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to the Indemnified Party submitting such Claim Certificate at the address of such Indemnified Party set forth in such Claim Certificate, with a copy to the Escrow Agent.  In the event that the Stockholder Representative shall fail to object, pursuant to this Section 8.4(b), to any item or amount set forth in a Claim Certificate within the foregoing twenty-one (21) calendar day period, the Stockholder Representative shall be deemed to have irrevocably agreed and consented to each such item or amount.  Upon the expiration of such twenty-one (21) calendar day period and if the Escrow Agent has not received an Objection Notice, the Escrow Agent, in accordance with Section 8.6 and the Escrow Agreement,  shall promptly release from the Escrow Fund and deliver to such Indemnified Party that has previously delivered the Claim Certificate property from the Escrow Fund equal in value to the amount(s) that the Stockholder Representative is deemed to have accepted pursuant to this Section 8.4(b).  If such an Objection Notice has been received, the Escrow Agent shall not release any property from the Escrow Fund with respect to such Claim Certificate unless and until the Escrow Agent shall receive a written memorandum pursuant to Section 8.4(c) or Section 8.4(e).

(c)           In the event that the Stockholder Representative shall object pursuant to Section 8.4(b) to any item(s) or amount(s) set forth in any Claim Certificate, the Stockholder Representative and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholder Representative and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and, if applicable, make distributions from the Escrow Fund in accordance with the terms hereof and the terms of the Escrow Agreement, but otherwise shall not release any property from the Escrow Fund with respect to such Claim Certificate unless and until the Escrow Agent shall receive a written memorandum pursuant to this Section 8.4(c) or Section 8.4(e).

(d)           If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Objection Notice, either the Stockholder Representative or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Stockholder Representative and the Indemnified Party.  In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, the Stockholder Representative and the Indemnified Party cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty (30) calendar-day period, the Stockholder Representative and the Indemnified Party shall each select one (1) arbitrator.  The two (2) arbitrators so selected shall select a third arbitrator, who shall have relevant industry experience, to conduct the arbitration.

(e)           Any such arbitration shall be held in Alameda County, California under the rules then in effect of the American Arbitration Association.  The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including reasonable attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Claim Certificate shall be final, binding, and conclusive upon the Stockholder Representative and the Indemnified Party.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).  Within fifteen (15) calendar days of a decision of the arbitrator(s) requiring payment to the Indemnified Party, the Stockholder Representative and the Indemnified Party shall furnish to the Escrow Agent a memorandum signed by both parties instructing the Escrow Agent to make a distribution, if any, out of the Escrow Fund in accordance with the decision of the arbitrator(s).  The Escrow Agent shall be entitled to rely on any such memorandum and, if applicable, make distributions from the Escrow Fund in accordance with the terms hereof and the terms of the Escrow Agreement, but otherwise shall not release any property from the Escrow Fund with respect to such Claim Certificate unless and until the Escrow Agent shall receive a written memorandum pursuant to this Section 8.4(e).

(f)            Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(g)           The foregoing arbitration provisions shall apply to any dispute among any Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Parties under this Article VIII.

8.5           Third-Party Claims.  In the event that any Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in an indemnification claim pursuant to this Article VIII, such Indemnified Party shall notify the Stockholder Representative of such claim by delivering a Claim Certificate, and the Stockholder Representative shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days of its receipt from the Indemnified Party of the Claim Certificate, to assume the defense of such Third Party Claim, at the expense of the Indemnifying Parties, with counsel selected by the Stockholder Representative and reasonably satisfactory to Parent (with WilmerHale being deemed satisfactory to Parent), provided that prior to such assumption, the Stockholder Representative, on behalf of the Indemnifying Parties, acknowledges in writing that Losses arising from the Third Party Claim would be indemnifiable under Article VIII.  Notwithstanding the foregoing, the Indemnifying Parties shall not have the right to assume control of the defense of any Third Party Claim (i) if the object of such Third Party Claim is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the Indemnified Party which, if successful, would have an adverse effect on Parent, (ii) that is subject to the limitation set forth in Section 8.3(b) and asserts an amount of Losses which is in excess of 125% of the then-current value of the Escrow Fund (less the maximum aggregate amount of potential Losses in all other unresolved indemnification claims pursuant to this Agreement), (iii) that involves a Person that is a customer of the Company that represents at least $200,000 of invoiced revenues for the twelve (12) month period ending at such time and in the reasonable judgment of Parent the Indemnifying Parties’ defense thereof could reasonably be expected to have an adverse effect on the Indemnified Parties’ relationship with such customer, (iv) that relates to Taxes or (v) that alleges or arises from any infringement or misappropriation of Intellectual Property arising from or related to the design, development, testing, manufacture, use, import, sale, licensing or other exploitation of Company Products or Services, or of Company Intellectual Property or designs of Company Products or Services incorporated in any other products or services of Parent or any of its Subsidiaries.  In the event that the Stockholder Representative assumes the defense of such Third Party Claim, (i) Parent and the Indemnified Party will cooperate with and make available to the Stockholder Representative such assistance, personnel, witnesses and materials as the Stockholder Representative may reasonably request upon reasonable advance notice at the expense of the Stockholder Representative (such expense to cover Parent’s direct out-of-pocket expenses only) and (ii) Parent shall have the right to participate in the defense assisted by counsel of its own choosing at Parent’s expense.  The Stockholder Representative shall not consent to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed if such settlement or judgment unconditionally releases Parent and the other Indemnified Parties from all liabilities and obligations with respect to such Third Party Claim and does not impose any injunctive or other equitable relief against Parent or the other Indemnified Parties).  Neither Parent nor any other Indemnified Party shall consent to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Stockholder Representative (which shall not be unreasonably withheld, conditioned or delayed).  If there is a Third Party Claim that alleges or arises from any infringement or misappropriation of Intellectual Property arising from or related to the design, development, testing, manufacture, use, import, sale, licensing or other exploitation of Company Products or Services, or of Company Intellectual Property or designs of Company Products or Services incorporated in any other products or services of Parent or any of its Subsidiaries, in either case, that, if adversely determined would give rise to a right of recovery for Losses hereunder, then one-half of all amounts paid, sustained, suffered or incurred by the Indemnified Parties in defense of such Third Party Claim shall be deemed Losses hereunder, unless and to the extent that the Indemnifying Party is otherwise entitled to indemnification pursuant to this Article VIII for Losses paid, sustained, suffered or incurred as a result of, arising out of or in connection with such Third Party Claim.

8.6           Escrow Arrangements.

(a)           Escrow Fund.  By virtue of this Agreement and as security for the Indemnified Parties under Section 8.2(a), promptly following receipt of completed Letters of Transmittal duly executed and delivered by Company Stockholders from time to time after the Effective Time, Parent shall deposit with the Escrow Agent the applicable portion of the Escrow Deposit, such deposit of the Escrow Deposit to constitute an escrow fund to be governed by the terms set forth herein.  The Escrow Deposit (plus any interest paid on the cash portion of the Escrow Fund and any payments made in respect of the shares of Parent Common Stock included in the Escrow Deposit) (collectively, the “Escrow Fund”) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under Section 8.2(a); provided, however, that any remaining portion of the Escrow Fund from and after the Interim Escrow Disbursement Date shall be available to compensate the Indemnified Parties solely for (x) any Losses pursuant to Section 8.2(a)(iii) or Section 8.2(a)(v) and (y) any Losses in connection with Unresolved Claims as of the Interim Escrow Disbursement Date (subject to the limitations set forth in Section 8.6(e)), in either case, by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under Section 8.2(a).  Any distribution to an Indemnified Party as a recovery under Section 8.2 shall consist of cash and other property in such relative proportions as the total amounts of cash and other property then held in escrow bear to each other.

(b)           Distribution of Escrow Fund.  Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on March 14, 2012 (the “Escrow Period”), and the Escrow Agent shall distribute the cash and other property in the Escrow Fund to the Company Stockholders following such termination; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Claims Certificate in connection with Section 8.2(a) (“Unresolved Claims”) delivered prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Expiration Date, and any such amount shall not be distributed to the Company Stockholders at such time; provided, further, that on or prior to March 14, 2011 (the “Interim Escrow Disbursement Date”), the Stockholder Representative and Parent shall deliver to the Escrow Agent a written memorandum executed by both parties instructing the Escrow Agent to distribute to the Company Stockholders an amount of cash and other property in the Escrow Fund equal to Two Million Five Hundred Thousand Dollars ($2,500,000) minus the aggregate amount released from the Escrow Fund and delivered to any Indemnified Parties in respect of Claim Certificates prior to the Interim Escrow Disbursement Date minus the aggregate amount of all Unresolved Claims as of the Interim Escrow Disbursement Date.  As soon as any Unresolved Claim prior to the Interim Escrow Disbursement Date has been resolved, the Stockholder Representative and Parent promptly shall deliver to the Escrow Agent a written memorandum executed by both parties instructing the Escrow Agent to deliver the remaining portion of the Escrow Fund, if any, that was held back as of the Interim Escrow Disbursement Date to satisfy such Unresolved Claim, to the Company Stockholders.  As soon as any Unresolved Claim has been resolved after the Escrow Period termination date, the Stockholder Representative and Parent promptly shall deliver to the Escrow Agent a written memorandum executed by both parties instructing the Escrow Agent to deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claim, (i) first, to the Stockholder Representative for any Stockholder Representative Expenses (as defined below), and (ii) second, to the Company Stockholders.  Deliveries of any cash or other property out of the Escrow Fund to the Company Stockholders pursuant to this Section 8.6 shall be made in proportion to their respective Pro Rata Portions of the remaining cash or other property in the Escrow Fund, with the cash amount delivered to each Company Stockholder rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up) and the number of shares of Parent Common Stock delivered to each Company Stockholder rounded down to the nearest whole share; provided, that in no event shall any Company Stockholder who represents, warrants and certifies at such time that he, she or it is not an Accredited Investor receive any shares of Parent Common Stock, and in lieu thereof, such Company Stockholder shall receive an equivalent amount of cash from the Escrow Fund.  Each share of Parent Common Stock distributed from the Escrow Fund shall be valued at the Distribution Price Per Share.  Any other securities distributed from the Escrow Fund shall be valued at the fair market value of such security at the time of such distribution.  Notwithstanding anything to the contrary contained herein, the Escrow Agent shall be entitled to deduct and withhold from any cash out of the Escrow Fund payable pursuant to this Agreement to any Company Stockholder such amounts as it reasonably determines are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax Law or under any applicable legal requirement.  To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

8.7           Stockholder Representative.

(a)           By virtue of the approval of the Merger and this Agreement by the Company Stockholders, each of the Company Stockholders shall be deemed to have agreed to appoint John F. Burton as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Company Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Parties from the Escrow Fund in satisfaction of claims by such Indemnified Parties pursuant to Section 8.1(a), to authorize the release or distribution from the Escrow Fund to the Company Stockholders or to the Stockholder Representative or to any other person on behalf of the Company Stockholders or the Stockholder Representative, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Parties against any Company Stockholder or by any such Company Stockholder against any Indemnified Parties or any dispute between any Indemnified Parties and any such Company Stockholder, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby, and to take all other actions that are either (i) necessary or appropriate in the sole judgment and discretion of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Such agency may be changed by the Company Stockholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a majority of the Company Capital Stock immediately prior to the Effective Time agree to such removal and to the identity of the substituted agent.  Notwithstanding the foregoing, a vacancy in the position of Stockholder Representative may be filled by the holders of a majority of the Company Capital Stock immediately prior to the Effective Time.  No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for his services.  Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Stockholders.

(b)           The Stockholder Representative may engage attorneys, accountants and other professionals and experts.  The Stockholder Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Stockholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Stockholder Representative is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement or the agreements contemplated herein.  The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment.  The Company Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”).  If then available after satisfaction of all claims of Indemnified Parties, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses from the Escrow Fund prior to any distribution to the Company Stockholders, and prior to any such distribution, shall deliver to the Escrow Agent or Parent, as the case may be, a certificate setting forth the Stockholder Representative Expenses actually incurred.  In the event that the Escrow Fund is insufficient to reimburse the Stockholder Representative’s expenses and damages, all such expenses and damages shall be paid or reimbursed by the Company Stockholders in accordance with their Pro Rata Portion.

(c)           A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4, shall constitute a decision of the Company Stockholders and shall be final, binding and conclusive upon the Company Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Stockholders.  The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1           Termination.  Except as provided in Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)           by mutual agreement of Parent and the Company;

(b)           by Parent or the Company, if the Closing Date shall not have occurred by December 31, 2009; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes material breach of this Agreement;

(c)           by Parent or the Company, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(d)           by Parent, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, that would constitute an Action of Divestiture;

(e)           by Parent, if Parent is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied, and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f)            by the Company, if the Company is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied, and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(g)                                 by the Company, if the Merger shall not have occurred by 5:00 pm Eastern Time on December 16, 2009, provided, however, that the right to terminate this Agreement under this Section 9.1(g) shall not be available to the Company if its action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such time and such action or failure to act constitutes material breach of this Agreement by the Company; or

(h)                                 by Parent, if the Company has not obtained the Required Stockholder Approval by 2:00 am Eastern Time on December 14, 2009.

9.2                                 Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, or any of their respective directors, officers or other employees, or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any willful or intentional breaches of this Agreement that occurred prior to its termination; and provided further, however, that the provisions of Section 6.4 (Confidentiality), Section 6.5 (Public Disclosure), Section 6.11 (Expenses) and Article X (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3                                 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.  For purposes of this Section 9.3, the Company Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Company Stockholders whether or not they have signed such amendment.

9.4                                 Extension; Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  For purposes of this Section 9.4, the Company Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Company Stockholders whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)                                  If to Parent, Merger Sub or the Company (after the Closing), to:

ActivIdentity Corporation
6623 Dumbarton Circle
Fremont, California 94555

Attention:                                         Chief Financial Officer
Facsimile No.:

with a copy to:

Terrapin Acquisition Corporation
c/o ActivIdentity Corporation
6623 Dumbarton Circle
Fremont, California 94555
Attention:                                         Chief Financial Officer
Facsimile No.:

and:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attention:                                         Doug Collom, Esq.
                                                                                                Julia Reigel, Esq.
Facsimile No.:

(b)                                 If to the Company (prior to the Closing), to:

CoreStreet, Ltd.
One Alewife Center
Suite 200
Cambridge, MA 02140
Attention:                                         Chief Executive Officer
Facsimile No.:

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Philip P. Rossetti, Esq.
Facsimile No.:

(c)                                  If to the Stockholder Representative, to:

John F. Burton
11955 Freedom Drive
Suite 7000
Reston, VA 20190
Facsimile No.:

10.2                           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.3                           Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

10.4                           Entire Agreement.  This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

10.5                           No Third Party Beneficiaries.  This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, other than the Indemnified Parties and the Company Indemnitees, each as provided herein.

10.6                           Assignment.  This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates provided that Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.7                           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8                           Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.9                           Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Delaware as applied to agreements entered into and performed entirely in the State of Delaware by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

10.10                     Consent to Jurisdiction.  Subject to the terms of Section 8.4, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court in the State of Delaware and agrees that any action involving any equitable claim shall be brought exclusively in the Delaware Court of Chancery, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.  Subject to the terms of Section 8.4, each party agrees not to commence any legal proceedings related hereto except in such courts.

10.11                     Waiver of Jury Trial.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have executed, or caused this Agreement to be executed, all as of the date first written above.

ACTIVIDENTITY CORPORATION

By:	/s/ J D Kerrest
Name: Jacques Kerrest
Title: Chief Financial Officer and
Chief Operating Officer

TERRAPIN HOLDING CORPORATION

By:	/s/ J D Kerrest
Name: Jacques Kerrest
Title: Chief Financial Officer

TERRAPIN ACQUISITION CORPORATION

By:	/s/ J D Kerrest
Name: Jacques Kerrest
Title: Chief Financial Officer

CORESTREET, LTD.

By:	/s/ Chris Broderick
Name: Chris Broderick
Title: CEO

STOCKHOLDERS REPRESENTATIVE

By:	/s/ John F. Burton
John F. Burton

EXHIBIT A

Form of Stockholder Written Consent

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CORESTREET, LTD.

Written Consent of Stockholders in Lieu of a Meeting

and Termination Agreement

WHEREAS, the undersigned stockholders of CoreStreet, Ltd., a Delaware corporation (the “Corporation”), are holders of (i) a majority of the outstanding shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Corporation (“Series A Stock”), (ii) at least 70% of the outstanding shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Corporation (“Series B Stock”), (iii) a majority of the outstanding shares of capital stock of the Corporation taken together as a single class on an as-converted basis, (iv) a majority of the Registrable Shares (as that term is defined in that certain Amended and Restated Registration Rights Agreement, dated as of February 19, 2004, by and among the Corporation and the Purchasers (as defined therein), as amended (the “Registration Rights Agreement”)) issuable and/or issued upon the conversion of Series A Stock, (v) at least 70% of the shares of the Corporation’s Common Stock, par value $0.01 per share, issuable and/or issued upon the conversion of Series B Stock; (vi) a majority of the shares of Series A Stock sold pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of April 1, 2003, by and among the Corporation and the Purchasers (as defined therein) (the “Series A Agreement”), (vii) at least 70% of the shares of Series B Stock sold pursuant to that certain Series B Preferred Stock Purchase Agreement, dated as of February 19, 2004, by and among the Corporation and the Purchasers (as defined therein) (the “Series B Agreement”), and (viii) at least 70% of the shares of Series B Stock sold pursuant to that certain Series B Preferred Stock Purchase Agreement, dated as of March 5, 2008, by and among the Corporation and the Purchasers (as defined therein) (the “Series B-1 Agreement”);

NOW, THEREFORE, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 13, 2009, by and between the Corporation, ActivIdentity Corporation, a Delaware corporation (the “Parent”), Terrapin Holding Corporation, a Delaware corporation (the “Intermediate Sub”) and a wholly owned subsidiary of the Parent, Terrapin Acquisition Corporation, a Delaware corporation (the “Merger Sub”) and a wholly owned subsidiary of the Intermediate Sub, and John F. Burton, as Stockholder Representative (the “Merger Agreement”), (i) the undersigned stockholders of the Corporation, acting in accordance with Sections 228 and 251 of the General Corporation Law of the State of Delaware (the “DGCL”), do hereby approve of and consent to the matters set forth in items 1 and 2 below, (ii) the Corporation and the other undersigned parties to that certain Amended and Restated Investors’ Rights Agreement, dated as of February 19, 2004, by and among the Corporation and the Stockholders (as defined therein), as amended (the “Investors’ Rights Agreement”), do hereby approve of and consent to the matters set forth in item 3 below, (iii) the Corporation and the other undersigned parties to the Registration Rights Agreement do hereby approve of and consent to the matters set forth in item 4 below, (iv) the Corporation and the other undersigned parties to the Series A Agreement do hereby approve of and consent to the matters set forth in item 5 below, (v) the Corporation and the other undersigned parties to the Series B Agreement do hereby approve of and consent to the matters set forth in item 6 below, and (vi) the Corporation and the other undersigned parties to the Series B-1 Agreement do hereby approve of and consent to the matters set forth in item 7 below.

3

1.                                       Adoption of the Merger Agreement.  The Merger Agreement, in substantially the form attached hereto as Exhibit A, pursuant to which the Merger Sub will merge with and into the Corporation with the Corporation continuing as the surviving entity, is hereby adopted, and the arrangements contemplated thereby including, without limitation, (a) the indemnification obligations set forth therein, (b) the escrow arrangements set forth therein to secure such indemnification obligations and (c) the appointment of John F. Burton as the Stockholder Representative under the Merger Agreement, are hereby approved, adopted, ratified and consented to in all respects.

2.                                       Waiver of Appraisal Rights.  Each undersigned stockholder, with respect only to himself, herself or itself, hereby waives any appraisal rights under the DGCL or any similar rights that the undersigned stockholder may have in connection with the Merger Agreement and the transactions contemplated thereby.

3.                                       Termination of Investors’ Rights Agreement.  Effective immediately prior to the consummation of the transactions contemplated by the Merger Agreement, the Investors’ Rights Agreement shall terminate in its entirety and be of no further force or effect.

4.                                       Termination of Registration Rights Agreement.  Effective immediately prior to the consummation of the transactions contemplated by the Merger Agreement, the Registration Rights Agreement shall terminate in its entirety and be of no further force or effect.

5.                                       Termination of Series A Agreement.  Effective immediately prior to the consummation of the transactions contemplated by the Merger Agreement, the Series A Agreement shall terminate in its entirety and be of no further force or effect.

6.                                       Termination of Series B Agreement.  Effective immediately prior to the consummation of the transactions contemplated by the Merger Agreement, the Series B Agreement shall terminate in its entirety and be of no further force or effect.

7.                                       Termination of Series B-1 Agreement.  Effective immediately prior to the consummation of the transactions contemplated by the Merger Agreement, the Series B-1 Agreement shall terminate in its entirety and be of no further force or effect.

8.                                       Effectiveness.  The undersigned hereby agree that this Written Consent of Stockholders in Lieu of a Meeting and Termination Agreement shall be effective for all purposes upon the receipt by the Corporation or its counsel of signed signature pages (including by facsimile or email/pdf) hereof sufficient to approve the matters set forth herein under the DGCL and the provisions of the Investors’ Rights Agreement and the Registration Rights Agreement, as applicable, and that the Corporation is authorized to attach all such signed signature pages (in counterpart) to the pages comprising this Written Consent of Stockholders in Lieu of a Meeting and Termination Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned have caused this Written Consent of Stockholders in Lieu of a Meeting and Termination Agreement to be executed as of the respective dates set forth below.

CORESTREET, LTD.

By:
Name:
Title:

Date:

STOCKHOLDER

By:
Name:
Title:
Date:

EXHIBIT B

Form of Parent 2011 Warrant

EXHIBIT C

Form of Parent 2012 Warrant

EXHIBIT D

Form of Certificate of Merger

CERTIFICATE OF MERGER

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (“DGCL”), CoreStreet, Ltd., a Delaware corporation, does hereby certify as follows:

FIRST:              The name and state of incorporation of each of the constituent corporations is as follows:

Name	State of Incorporation
CoreStreet, Ltd.	Delaware
Terrapin Acquisition Corporation	Delaware

SECOND:         That an Agreement and Plan of Merger dated December 13, 2009, by and between the constituent corporations and certain other parties (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL.

THIRD:             That the name of the surviving corporation of the merger shall be CoreStreet, Ltd.

FOURTH:         That the certificate of incorporation attached hereto as Exhibit A shall be the certificate of incorporation of the surviving corporation.

FIFTH:              That the executed Merger Agreement is on file at an office of the surviving corporation, located at 6623 Dumbarton Circle, Fremont, CA 94555.

SIXTH:             That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, CoreStreet, Ltd. has caused this Certificate of Merger to be executed by its duly authorized officer this 14th day of December, 2009. The undersigned further agrees under penalty of perjury under the laws of the state of Delaware that the Merger Agreement is the act of the respective companies, and that the facts stated therein are true.

CORESTREET, LTD.

By:
Christopher Broderick
President

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CORESTREET, LTD.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CORESTREET, LTD.

ARTICLE XI

The name of the corporation is CoreStreet, Ltd. (the “Company”).

ARTICLE XII

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE XIII

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE XIV

This Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Company has authority to issue is 1,000 with par value of $0.001 per share.

ARTICLE XV

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE XVI

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE XVII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XVIII

Except as provided in Article VII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT E

Form of Charter Amendment

CERTIFICATE OF AMENDMENT
TO THE
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CORESTREET, LTD.

CORESTREET, LTD., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

This Certificate of Amendment amends the Corporation’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and was approved by written consent of the stockholders of the Corporation given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.  The resolutions setting forth the amendment to the Certificate of Incorporation are as follows:

RESOLVED:      That the definition of “Market Price” contained in Article IV, Part B, Section 2 of the Certificate of Incorporation be, and hereby is, amended by deleting the final thirty-three (33) words thereof and inserting the following clause in lieu thereof:

“in each such case averaged over a period of five (5) consecutive trading days ending (and including) the trading day immediately prior to the day as of which “Market Price” is being determined.”

RESOLVED:      That Article IV, Part B, Section 5(a) of the Certificate of Incorporation be, and hereby is, deleted in its entirety and a new Article IV, Part B, Section 5(a) inserted in lieu thereof, which reads as follows:

(a)           Liquidation Preference of Series B Preferred Stock.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, the holders of Series B Preferred Stock shall be entitled to have set apart for them, or to be paid, out of the assets of the Corporation available for distribution to stockholders (whether such assets are capital, surplus or earnings) after provision for payment of all debts and liabilities of the Corporation in accordance with the DGCL and, in the case such event is an Acquisition as defined in Section 5(e)(i) hereof, after payment of all amounts payable pursuant to the Corporation’s Management Incentive Plan, and before any distribution or payment is made with respect to any shares of Common Stock or Series A Preferred Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series B Preferred Stock with respect to liquidation preference, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated to be senior to, or on a parity with, the Series B Preferred Stock with respect to liquidation preferences, an amount equal to two times the Original Purchase Price per share of Series B Preferred Stock (which amount shall be subject to an equitable adjustment in the event of any Recapitalization Event) plus all accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up (such amount the “Series B Liquidation Preference”).

RESOLVED:      That Article IV, Part B, Section 5(d) of the Certificate of Incorporation be, and hereby is, deleted in its entirety and a new Article IV, Part B, Section 5(d) inserted in lieu thereof, which reads as follows:

(d)           Participation with Common Stock.  After such payment shall have been made in full to the holders of the Series A Preferred Stock and Series B Preferred Stock pursuant to Sections 5(a) and 5(b), or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock and Series B Preferred Stock (and any other class or series of capital stock senior to the Common Stock with respect to liquidating distributions) so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and any other class or series of capital stock that participates ratably with the Common Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation and the Common Stock, with the holders of the Series A Preferred Stock deemed to hold that number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible.  Notwithstanding the foregoing, unless such holder otherwise converts such shares of Series A Preferred Stock into Common Stock, the maximum amount which such holder of the Series A Preferred Stock shall be entitled to receive pursuant to this Section 5(d) with respect to each such share of Series A Preferred Stock, together with any amounts entitled to be received by such holder pursuant to Section 5(b) above with respect to such share, shall be equal to four times the Series A Original Purchase Price (subject to any equitable adjustment in the event of any Recapitalization Event).

RESOLVED:      That Article IV, Part B, Section 6(d)(v) of the Certificate of Incorporation be, and hereby is, amended by deleting the final paragraph thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 11th day of December, 2009.

CORESTREET, LTD.

By:
Christopher Broderick
Chief Executive Officer

EXHIBIT F

Form of Letter of Transmittal

EXHIBIT G

Form of Escrow Agreement

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is dated as of the 14th day of December, 2009, by and among ActivIdentity Corporation, a Delaware corporation (the “Buyer”), CoreStreet, Ltd., a Delaware corporation (the “Seller”), John F. Burton, a natural person (the “Stockholder Representative”) acting as representative of the stockholders of the Seller whose names are set forth on Schedule A attached hereto (collectively, the “Stockholders”), and U.S. Bank National Association, a national banking association (the “Escrow Agent”), as escrow agent.  The Buyer, the Seller and the Stockholder Representative are sometimes referred to herein, collectively, as the “Interested Parties.”

WHEREAS, the Buyer, the Seller and certain other parties have entered into an Agreement and Plan of Merger dated as of December 13, 2009 (the “Merger Agreement”) pursuant to which certain amounts of cash and certain shares of stock of the Buyer have been withheld and are to be placed in escrow as a source of the payment for certain indemnified losses that may arise pursuant to Section 8.2(a) of the Merger Agreement; and

WHEREAS, the Interested Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the shares deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement;

NOW THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

18.1                         Definitions.

“Accredited Investor” shall mean an “accredited investor,” as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended.

“Business Day” means each day that is not a Saturday, Sunday or other day on which the Buyer is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“Buyer Common Stock” means the Common Stock, $0.001 par value per share, of the Buyer.

“Escrow Property” means the Cash Escrow Property and the Shares Escrow Property (each as defined below) taken together.

“Escrow Termination Date” means March 14, 2012.

“Fair Market Value” means, with respect to an Escrow Share (as defined below), (a) to the extent securities of such class are traded on a national securities exchange, the average of the closing sales prices, rounded to the nearest one-hundredth of a cent, of such class of securities on the primary national securities exchange on which such class of securities is traded for the five (5) consecutive trading days ending (and including) one (1) trading day prior to the date on which such

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determination of Fair Market Value is made and (b) otherwise, an amount as specified in a joint written instruction of the Buyer and the Stockholder Representative delivered to the Escrow Agent.

“Seller Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.01 per share, of the Seller.

18.2                         Deposit of Escrow Property.

From time to time on or after December 14, 2009, as the Buyer (or the Buyer’s transfer agent) receives a validly completed letter of transmittal from each Stockholder in the form attached hereto as Exhibit A, (a) the Buyer shall promptly deposit with the Escrow Agent 0.25195378 shares of Buyer Common Stock for each share of Seller Series B Preferred Stock tendered by a Stockholder who represents and warrants in such letter of transmittal that he, she or it is an Accredited Investor (such shares of Buyer Common Stock, together with any shares of stock issued therefrom, the “Escrow Shares” and, together with any non-stock dividends and other distributions therefrom or proceeds thereof received by the Escrow Agent, collectively, the “Share Escrow Property”) in the form of stock certificates registered in the name of “U.S. Bank, National Association as Escrow Agent,” and (b) the Buyer shall promptly deposit with the Escrow Agent an amount of cash equal to $0.5684077 for each share of Seller Series B Preferred Stock tendered by a Stockholder who represents and warrants in such letter of transmittal that he, she or it is not an Accredited Investor (such cash amount, together with any investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to Section 4 below, collectively, the “Cash Escrow Property”).  Schedule A shall be updated as the Buyer deposits Buyer Common Stock or cash pursuant to each letter of transmittal delivered by Stockholders to reflect the appropriate revised interests of the Interested Parties in the Escrow Property (as shall be agreed upon between the Buyer and the Stockholder Representative), and shall indicate the Accredited Investor status of each Stockholder.  The Escrow Agent shall hold and administer the Escrow Property subject to the terms of this Agreement.  The Escrow Agent shall have no responsibility for the genuineness, validity, market value, title or sufficiency for any intended purpose of the Share Escrow Property.

18.3                         Claims and Payment; Release from Escrow.

(a)           Conditions for Disbursement by Escrow Agent.  Subject to Section 3(c) below, the Escrow Agent shall disburse Escrow Property only in accordance with (i) a written instrument delivered to the Escrow Agent by the Buyer that makes a claim against a stated amount of the Escrow Property (a “Claim Certificate”), with respect to which the Escrow Agent has not received, within 21 days of the receipt of such Claim Certificate, a written instrument of the Stockholder Representative contesting the validity or amount of the claim against the Escrow Property specified in such Claim Certificate; (ii) a written instrument delivered to the Escrow Agent that is executed by both the Buyer and the Stockholder Representative that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Property (except as set forth in Section 3(c) below), (iii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Stockholder Representative, that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Property, or (iv) the provisions of Section 3(d) below.

(b)           Manner of Disbursement.  Any disbursement of the Escrow Property shall consist of Cash Escrow Property and Share Escrow Property in such relative proportion as the total amounts of Cash Escrow Property and Share Escrow Property then held in escrow bear to each other, with Escrow Shares being valued at their Fair Market Value as of the date of such disbursement.  In any disbursement of Escrow Property to Stockholders, the Escrow Agent shall disburse Share Escrow Property to those Stockholders indicated on

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Schedule A as Accredited Investors (“Accredited Stockholders”) pro rata in accordance with their respective percentage interests in the Share Escrow Property as set forth on Schedule A, and Cash Escrow Property to those Stockholders indicated on Schedule A as Non-Accredited Investors (“Unaccredited Stockholders”), pro rata in accordance with their respective percentage interests in the Cash Escrow Property as set forth on Schedule A.

(c)           Interim Escrow Disbursement Date.  On or after March 14, 2011, if the Escrow Agent receives a written instrument executed by both the Buyer and the Stockholder Representative that instructs the Escrow Agent as to the disbursement of certain amounts of Escrow Property to the Stockholders, which shall reduce the amount of Escrow Property to $1,000,000 or less, exclusive of amounts claimed under then-unresolved Claim Certificates, the Escrow Agent shall disburse such amounts of Escrow Property to the Stockholders in accordance with the provisions of Section 3(b) above.

(d)          Disbursement Following Escrow Termination Date.  Within five (5) Business Days after the Escrow Termination Date, the Escrow Agent shall disburse first, to the Stockholder Representative, an amount as is specified to the Escrow Agent in writing by the Stockholder Representative as reimbursement of Stockholder Representative expenses, and second to the Stockholders, in accordance with the provisions of Section 3(b) above, the full remaining amount of the Escrow Property then held by the Escrow Agent.  Notwithstanding the foregoing, if the Buyer has previously delivered to the Escrow Agent a Claim Certificate for which the Escrow Agent has not disbursed the full amount claimed against the Escrow Property thereunder or with respect to which the Escrow Agent has not otherwise received instruction under Sections 3(a)(ii)-(iii) hereof, the Escrow Agent shall retain in escrow after the Escrow Termination Date an amount equal to the amount claimed against the Escrow Property thereunder until such amounts may be disbursed in accordance with the provisions of Sections 3(a)(i)-(iii) above.  Any Escrow Shares which shall not be distributable to Stockholders following the Escrow Termination Date (and the resolution of all Claim Certificates thereafter to the extent applicable) by virtue of such Share Escrow Property constituting fractional shares of stock when allocated for distribution to Stockholders pursuant to Section 5(c) below shall be delivered to the Stockholder Representative.

18.4                 Investment of Cash Escrow Property

(a)           Joint Investment Instruction.  If the Escrow Agent shall have received specific joint written investment instruction from the Buyer and the Stockholder Representative (which shall include instruction as to term to maturity, if applicable) in such respect, the Escrow Agent shall invest the Cash Escrow Property in Eligible Investments (as defined below), pursuant to and as directed in such instruction.  “Eligible Investments” shall mean (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) obligations (including certificates of deposit and banker’s acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000; (iii) repurchase obligations for underlying securities of the type described in clause (i); or (iv) investment in the Escrow Agent’s Money Market Account, which is FDIC Insured.  If otherwise qualified, obligations of the Escrow Agent or any of its affiliates shall qualify as Eligible Investments.

(b)           Escrow Agent Not Responsible For Investment Decisions.  Absent receipt of such specific joint written investment instruction from the Buyer and the Stockholder Representative, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Cash Escrow Property; provided, however, that in the event the Escrow Agent shall not have received such joint written investment instruction, the Escrow Agent shall invest any of the Cash Escrow Property in the Escrow Agent’s Money Market Account, until such investment instruction is received.  All earnings received from the investment of the Cash Escrow Property shall be credited to, and shall become a part of, the Cash Escrow Property (and any losses on such investments shall be deducted from the Cash Escrow Property).  The Escrow Agent shall have no

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liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

(c)           Tax Reporting. Solely for tax reporting and withholding purposes, the Interested Parties agree that the Escrow Property shall be treated as owned by the Stockholders and each Stockholder shall be treated as having received its pro rata share of interest or other income on the deferred portion of the Escrow Property and contributed such interest or other income to the Escrow Property and shall be liable and responsible for any taxes due with respect to such interest or other income.

(d)           Certification of Taxpayer Identification Number.  Each of the Interested Parties shall provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent upon the execution and delivery of this Agreement.  The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code of 1986, as amended, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Property.

18.5                 Certain Terms Concerning Share Escrow Property.

(a)           No Duty to Vote or Preserve Rights in Escrow Stock.  Neither the Escrow Agent nor its nominee shall be under any duty to take any action to preserve, protect, exercise or enforce any rights or remedies under or with respect to the Share Escrow Property (including without limitation with respect to the exercise of any voting or consent rights, conversion or exchange rights, defense of title, preservation of rights against prior matters or otherwise).  Notwithstanding the foregoing, if the Escrow Agent is so requested in a written request of the Stockholder Representative received by the Escrow Agent at least three (3) Business Days prior to the date on which the Escrow Agent is requested therein to take such action (or such later date as may be acceptable to the Escrow Agent), the Escrow Agent shall execute or cause its nominee to execute, and deliver to the Stockholder Representative a proxy or other instrument in the form supplied to it by the Stockholder Representative for voting or otherwise exercising any right of consent with respect to any of the Escrow Shares held by it hereunder, to authorize therein the Stockholder Representative to exercise such voting or consent authority in respect of the Escrow Shares (provided that the Escrow Agent shall not be obliged to execute any such proxy or other instrument if, in its judgment, the terms thereof may subject the Escrow Agent to any liabilities or obligations in its individual capacity).  The Escrow Agent shall not be under any duty or responsibility to forward to any Interested Party, or to notify any Interested Party with respect to, or to take any action with respect to, any notice, solicitation or other document or information, written or otherwise, received from an issuer or other person with respect to the Escrow Shares, including but not limited to, proxy material, tenders, options, the pendency of calls and maturities and expiration of rights.

(b)           Sale of Escrow Shares.

(i)            At any time on or after December 14, 2010, the Stockholder Representative may deliver written instruction to the Escrow Agent to sell any number of Escrow Shares (a “Sale Instruction”), which Sale Instruction shall (1) identify a number of Escrow Shares to be sold, (2) request the Escrow Agent to use a brokerage firm identified therein or request the Escrow Agent to use its affiliated brokerage service, and (3) set forth any necessary or special instructions with respect to the sale (including any stop loss or minimum price per share instruction).  Provided that such Sale Instruction is accompanied by the Buyer’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed, the Escrow Agent shall thereupon sell the Escrow Shares specified in such Sale Instruction in accordance with the instructions contained therein and in accordance with the provisions of this Section 5(b).  No such sale may be effected during a “black-out” period under Buyer’s securities trading policy, and Buyer hereby undertakes to provide the Stockholder Representative and the Escrow Agent with prior notice of any such “black-out” period.  The Escrow Agent shall be entitled to request and rely upon, prior to taking action in respect of a Sale Instruction,

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further written direction from the Stockholder Representative as to the manner and method to be undertaken in carrying out such sale and the Stockholder Representative shall execute and deliver any instruments reasonably required by the Escrow Agent in order to carry out such sale or liquidation.

(ii)                                  The Escrow Agent shall have no responsibility in connection with such sale other than to make delivery of the Escrow Shares to the selected brokerage firm, with instruction (including any special instruction provided by the Stockholder Representative), and to receive and deposit into the Share Escrow Property any net sale proceeds received therefrom.  The Escrow Agent shall have no duty or obligation to determine or accomplish compliance with any applicable transfer restrictions; and it shall be the sole obligation of the party directing such sale to take any remaining actions, and to provide or deliver any necessary instruments or opinions (at its expense) necessary to comply with applicable transfer restrictions or applicable securities laws.  The Escrow Agent shall have no liability for any actions or omissions of any such brokerage firm, and shall have no liability for the price or execution achieved.  Without limiting the generality of the foregoing, the Stockholder Representative expressly acknowledges that (1) the Escrow Shares may be sent to a transfer agent to be reissued in saleable form, (2) the Escrow Shares may contain or be subject to transfer restrictions that may limit their marketability and impose restrictions upon the number or types of purchasers to whom they can be offered or sold, and (3) the Escrow Agent shall have no liability for any failure or delay (or any price change during any such delay) on the part of the Stockholder Representative or any transfer agent, or caused by any necessary registration or delivery procedures, or compliance with any applicable transfer restrictions involved in the transfer of such Escrow Shares.

(iii)                               The Escrow Agent shall be entitled to contract with any brokerage firm (which may be selected by the Escrow Agent without liability on its part, taking into consideration any brokerage firm requested by the Stockholder Representative, as provided above), which may be affiliated with the Escrow Agent, and may enter into any such contract on a “best efforts” basis with the brokerage firm.  The Escrow Agent shall be indemnified hereunder for any costs, expenses and risks associated therewith or arising thereunder (other than resulting from its own gross negligence or willful misconduct), and the proceeds of sale to which the Stockholders shall be entitled shall be net of all brokerage commissions and charges.

(iv)                              The net sale proceeds of any such sale of Escrow Shares received by the Escrow Agent shall be deposited into the Share Escrow Property less a Sales Administration Fee (as hereinafter defined).  The “Sales Administration Fee” shall mean a fee equal to five dollars ($5.00) per Stockholder per day of sale, subject to a minimum of $500.00 (the “Minimum Sales Fee”).  For purposes of determining whether the Minimum Fee Limit has been reached, any individual sale (whether or not effected on the same day) shall be counted as a separate sales transaction, and the Sales Administration Fee shall be assessed each day any sale of shares is effected until the total number of shares directed to be sold are sold.  As an example only, if a sale is requested that requires two separate trades effected over two Business Days, then the Sales Administration fee would be $5.00 per Stockholder times the number of Stockholders times two.  This fee is intended to cover not only the expense of the sale, but also the resulting tax reporting required to the Stockholders.

(c)                                  Distribution of Escrow Shares.   Any distribution of all or a portion of the Escrow Shares to the Stockholders that are Accredited Investors holding interests in the Share Escrow Property as set forth on Schedule A hereto shall be made by delivery of the stock certificate held by the Escrow Agent representing the Escrow Shares to the Buyer or its transfer agent, endorsed for transfer, with instruction to the Buyer or its transfer agent to transfer and issue the aggregate number of Escrow Shares being distributed, allocated among the Stockholders that are Accredited Investors based upon their pro rata shares according to the percentages set forth in the column “Percentage Interest in Share Escrow Property,” on Schedule A hereto (as nearly as practicable, rounding down to the nearest whole share for each Stockholder that is an Accredited Investor), in each case by issuing to each such Stockholder that is an Accredited Investor a stock certificate representing such allocated shares, registered in his or her name set forth on Schedule A and mailing by first class mail to

6

such Stockholders’ address set forth on Schedule A (or to such other address as such Stockholder may have previously instructed the Escrow Agent in writing); and, if less than all the then remaining Escrow Shares are to be so distributed and transferred, the Escrow Agent shall instruct the Buyer or its transfer agent to issue and return to the Escrow Agent (or its nominee, if the Escrow Agent shall so instruct) a stock certificate representing the remaining Escrow Shares.  If any Stockholder who represented and warranted in his, her or its letter of transmittal that he, she or it is an Accredited Investor and, at the time of any such distribution of Escrow Shares, such Stockholder is no longer an Accredited Investor, a sale of the applicable Escrow Shares shall be effected in accordance with Section 5(b) and the net sale proceeds of such sale of Escrow Shares received by the Escrow Agent shall be paid to such Stockholder less the applicable Sales Administration Fee.  The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of the Buyer or its transfer agent in connection with the foregoing.

(d)                                 Dividends and Proceeds.

(i)                                     Dividends Held In Escrow.  Any dividends, whether cash dividends or stock dividends, stock splits, and any other distributions from or under the Escrow Shares, received by the Escrow Agent from time to time during the term of this Agreement shall be added to and become a part of the Share Escrow Property (and, as such, shall become subject to the terms of this Agreement).

(ii)                                  Investment.  The Escrow Agent shall be under no obligation or duty to invest (or otherwise pay interest on) any cash it may receive as part of the Share Escrow Property from time to time except as it may be instructed or as may be required in accordance with the procedures specified in Section 4 hereof with respect to the investment of the Cash Escrow Property.  Any earnings received on any such investment shall be added to and shall become part of the Escrow Property.

(e)                                  Restricted Securities.  The Stockholder Representative and the Stockholders agree that the Stockholders shall be solely responsible for providing, at their cost and expense, any certification, opinion of counsel or other instrument or document necessary to comply with or satisfy any transfer restrictions to which the Escrow Shares are subject, including without limitation any opinion of counsel required to be delivered pursuant to any restrictive legend appearing on the certificate evidencing the Escrow Shares in connection with any distribution of Escrow Shares to be made by the Escrow Agent under or pursuant to this Agreement.  Any such opinion of counsel shall include the Escrow Agent as an addressee or shall expressly consent to the Escrow Agent’s reliance thereon.

18.6                                                                           Stockholder Representative.

(a)                                  The Stockholder Representative represents and warrants to the Escrow Agent that he has the irrevocable right, power and authority (i) to enter into and perform this Agreement and to bind all of the Stockholders to its terms, (ii) to give and receive directions and notices hereunder; and (iii) to make all determinations that may be required or that he deems appropriate under this Agreement.

(b)                                 Until notified in writing by the Stockholder Representative that he has resigned or by a majority in interest of the Stockholders that he has been removed, the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Stockholder Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Stockholders delivered to the Escrow Agent.

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18.7                                                                           Concerning the Escrow Agent.

(a)                                  Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Merger Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

(b)                                 The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct in breach of the terms of this Agreement.  In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

(c)                                  The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct in breach of this Agreement.

(d)                                 The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, or in carrying out any sale of the Escrow Property permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

(e)                                Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Property (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

(f)                                    All payments to the Escrow Agent hereunder shall be in U.S. dollars.

18.8                                                                           Compensation, Expense Reimbursement and Indemnification.

(a)                                  Each of the Interested Parties agrees, jointly and severally to pay the Escrow Agent’s compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit B and made a part hereof, which may be subject to change hereafter by the Escrow Agent on an annual basis.

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(b)                                 Each of the Interested Parties agrees, jointly and severally, to reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

(c)                                  Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s gross negligence, or willful misconduct.  The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

(d)                               Notwithstanding anything herein to the contrary, the Escrow Agent shall have and is hereby granted a possessory lien on and security interest in the Escrow Property, and all proceeds thereof, to secure payment of all amounts owing to it from time to time hereunder, whether now existing or hereafter arising.  The Escrow Agent shall have the right to deduct from the Escrow Property, and proceeds thereof, any such sums, upon one Business Day’s notice to the Interested Parties of its intent to do so.

(e)                                  Without altering or limiting the joint and several liability of any of the Interested Parties to the Escrow Agent hereunder, each of the Interested Parties agrees that one-half of all amounts payable to the Escrow Agent hereunder shall be deducted from the Escrow Property in accordance with the provisions of Section 3(b) above and the remaining one-half of all amounts payable to the Escrow Agent hereunder shall be paid by the Buyer.

18.9                                                                           Tax Indemnification.

Each of the Interested Parties agrees, jointly and severally, (a) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Property or performance of other activities under this Agreement, (b) to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement, and (c) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with, on account of or relating to the Escrow Property, the management established hereby, any payment or distribution of or from the Escrow Property pursuant to the terms hereof or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties, except to the extent such liabilities, obligations, costs or expenses shall be caused by the Escrow Agent’s gross negligence, or willful misconduct.  The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

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18.10                                             Resignation.

The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days’ prior written notice of resignation to the Stockholder Representative and the Buyer.  Prior to the effective date of the resignation as specified in such notice, the Stockholder Representative and the Buyer will issue to the Escrow Agent a joint written instruction authorizing redelivery of the Escrow Property to a bank or trust company that they select as successor to the Escrow Agent hereunder.  If, however, the Stockholder Representative and the Buyer shall fail to name such a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

18.11                                             Dispute Resolution.

It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Property, or should any claim be made upon the Escrow Agent or the Escrow Property by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrow Property until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired.  The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Property.

18.12                                             Consent to Jurisdiction and Service.

Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the State of California and of any Federal court located in said State in connection with any actions or proceedings brought against the Interested Parties (or any of them) by the Escrow Agent arising out of or relating to this Escrow Agreement.  In any such action or proceeding, the Interested Parties each hereby absolutely and irrevocably (a) waives any objection to jurisdiction or venue, (b) waives personal service of any summons, complaint, declaration or other process, and (c) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 15 hereof.

18.13                                             Waiver of Jury Trial.

THE ESCROW AGENT AND THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

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18.14                                             Force Majeure.

The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

18.15                                             Notices; Wiring Instructions.

(a)                                  Notice Addresses.  Any notice permitted or required hereunder shall be in writing, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) by confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties).

If to the Buyer:

ActivIdentity Corporation

6623 Dumbarton Circle

Fremont, CA 94555

Attention: Chief Financial Officer

Facsimile No.:

Telephone No.:

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention:                                         Doug Collum, Esq.

Julia Reigel, Esq.

Facsimile No.:

If to the Seller:

CoreStreet, Ltd.

One Alewife Center, Suite 200

Cambridge, MA 02140

Attention:  Chief Executive Officer

Facsimile No.:

If to the Stockholder Representative:

John F. Burton

11955 Freedom Drive, Suite 7000

Reston, VA 20190

Facsimile No.:

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

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Boston, Massachusetts 02109

Attention:                                         Philip P. Rossetti

Facsimile No.:

If to Escrow Agent:

•                        by first class, certified or registered mail, hand,
courier or overnight delivery to:

U.S. Bank National Association

One California Street

Suite 1000

ATTN: Claude Acoba

Telephone #

•                        if by fax, addressed as

above and sent to

the following telecopy

number:

Fax:

(b)                                 Wiring Instructions.  Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 15(a) above):

If to the Buyer:

Bank:  Bank of America

ABA #:

A/C #:

Beneficiary: ActivIdentity Inc.

If to any of the Stockholders, in accordance with the
instructions set forth opposite the name of such Stockholder on
Schedule A hereto.

If to the Escrow Agent:

Bank:                  U.S. Bank National Association

ABA #:

A/C#:

BNF: U.S.Bank Trust N.A.

Ref:

Attn:  Claude Acoba

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18.16                                             Miscellaneous.

(a)                                  Binding Effect; Successors.  This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.  If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

(b)                                 Modifications.  This Agreement may not be altered or modified without the express written consent of the parties hereto; provided, however, that Schedule A may be amended from time to time as provided in Section 2 hereof without consent of the parties hereto except as required thereby.  No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.  Notwithstanding any other provision hereof, consent to an alteration or modification of this Agreement may not be signed by means of an e-mail address.

(c)                                  Governing Law.  THIS ESCROW AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

(d)                                 Reproduction of Documents.  This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, and (ii) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(e)                                  Counterparts, Facsimile Execution.  This Agreement may be executed in several counterparts, each of which shall be deemed to be one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[Signature Page to Follow]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the 14th day of December, 2009.

ACTIVIDENTITY CORPORATION

By:
Title:
Name:

CORESTREET, LTD.

By:
Title:
Name:

John F. Burton, as Stockholder Representative

U.S. Bank National Association

By:
Title:
Name:

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